EXECUTION COPY Exhibit 10.16 Certain information indicated with [**] in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. LEASE DOCUMENTATION TENANT: KRYSTAL BIOTECH, INC. ADDRESS: 2100 Wharton Street, Suite 701 Pittsburgh, PA 15203

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TABLE OF CONTENTS

1.	**DEFINITIONS AND CERTAIN BASIC PROVISIONS**	**1**
2.	**FUNDAMENTAL EXHIBITS TO LEASE**	**4**
3.	**GRANT, PREMISES AND TERM**	**5**
3.1.	GRANT AND PREMISES	5
3.2.	PARK COMMON AREAS	5
3.3.	ROOF	6
3.4.	TERM	6
4.	**RENT; ADDITIONAL RENT; OTHER CHARGES**	**6**
4.1.	RENT	6
4.2.	ADDITIONAL RENT	7
4.3.	OPERATING EXPENSES	7
4.4.	TAXES	8
4.5.	INSURANCE	9
4.6.	TENANT'S AUDIT RIGHTS	9
4.7.	UTILITIES	10
4.8.	TAXES – OTHER	10
4.9.	RENEWAL RENT	10
5.	**SECURITY DEPOSIT**	**10**
6.	**USE AND OCCUPANCY**	**11**
6.1.	USE OF PREMISES	11
6.2.	CONTINUOUS OCCUPANCY	11
7.	**LANDLORD'S WORK**	**11**
8.	**REPAIRS**	**12**
8.1.	LANDLORD RESPONSIBILITY	12
8.2.	TENANT RESPONSIBILITY	12
9.	**ACCESS AND CONFIDENTIALITY**	**12**
9.1.	LANDLORD ACCESS	12
9.2.	TENANT ACCESS	13
10.	**ALTERATIONS TO PREMISES; SIGNS**	**13**
11.	**DAMAGE OR DESTRUCTION**	**14**
11.1.	DAMAGE OR DESTRUCTION	14
11.2.	RIGHTS OF TERMINATION	14
12.	**INDEMNITY AND INSURANCE**	**15**
12.1.	INDEMNITY	15
12.2.	LANDLORD'S INSURANCE	15
12.3.	TENANT'S INSURANCE	15
13.	**WAIVER OF SUBROGATION**	**16**
14.	**LIENS**	**16**
15.	**ASSIGNMENT, SUBLETTING, MORTGAGING**	**16**
16.	**PRIORITY OF LEASE**	**17**
17.	**QUIET ENJOYMENT**	**18**
18.	**ESTOPPEL CERTIFICATE**	**18**
19.	**FIXTURES AND PERSONAL PROPERTY; SURRENDER**	**18**

{S1415752.1}

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ii 19.1. SURRENDERING OF PREMISES 18 19.2. REMOVAL OF TENANT PROPERTY 18 20. DEFAULT AND REMEDY 19 20.1. TENANT DEFAULT AND REMEDY 19 20.2. LANDLORD DEFAULT AND REMEDY 20 20.3. WARRANT OF ATTORNEY TO CONFESS JUDGMENT 21 21. NON-WAIVER OF DEFAULTS 21 22. ENVIRONMENTAL / SITE REPRESENTATIONS AND INDEMNITIES 21 22.1. HAZARDOUS MATERIAL 21 22.2. ENVIRONMENTAL LAWS 21 22.3. CONTAMINATION 21 22.4. TENANT REPRESENTATIONS 22 22.5. LANDLORD REPRESENTATIONS 23 23. HOLD OVER TENANCY 24 24. CONDEMNATION 25 25. TENANT’S LIMITED PURCHASE OPTION 25 26. TENANT’S RIGHT OF FIRST OFFER TO PURCHASE 26 27. NOTICES 27 28. RIGHTS RESERVED BY LANDLORD / FORCE MAJEURE 27 29. MISCELLANEOUS PROVISIONS 28 29.1. TERM "LANDLORD" 28 29.2. CAPTIONS OF PARAGRAPHS 28 29.3. TERMS "LANDLORD" AND "TENANT” 28 29.4. WORDS "PERSON" AND "PERSONS" 28 29.5. RIGHTS, OPTIONS, ELECTION, POWERS AND REMEDIES 28 29.6. FINANCIAL STATEMENTS 28 29.7. TIME 29 29.8. PROVISIONS BINDING 29 29.9. STATE LAW 29 29.10. COVENANTS AND AGREEMENTS 29 29.11. INVALID OR ILLEGAL PROVISIONS 29 29.12. EFFECTIVE DATE OF CONDITIONS, COVENANTS AND AGREEMENTS 29 29.13. LEASE COMMISSIONS 29 29.14. RELATIONSHIP OF LANDLORD AND TENANT 29 29.15. RECORDING OF MEMORANDUM OF LEASE 30 29.16. SUBMISSION OF LEASE 30 29.17. COUNTERPARTS 30 29.18. REPRESENTATIONS ON AUTHORITY OF PARTIES/SIGNATORIES 30 29.19. PERSONAL LIABILITY 30

EXECUTION COPY {S1415752.1} 1 LEASE AGREEMENT THIS LEASE AGREEMENT “Lease” is entered into this 26th day of December 2019 (“Effective Date”), between NORTHFIELD I, LLC, an Ohio limited liability company (“Landlord”) and KRYSTAL BIOTECH, INC., a Delaware corporation (“Tenant”). 1. DEFINITIONS AND CERTAIN BASIC PROVISIONS 1.1. Landlord: Northfield I, LLC 1.2. Landlord's Address: c/o Al. Neyer, LLC 302 West Third Street, Suite 800 Cincinnati, OH 45202 Attn: Legal Services Email: lkoth@neyer.com With copy to: c/o Al. Neyer, LLC 302 West Third Street, Suite 800 Cincinnati, OH 45202 Attn: Asset Management Email: jcheung@neyer.com 1.3. Tenant: Krystal Biotech, Inc. 1.4. Tenant's Address: 2100 Wharton Street, Suite 701 Pittsburgh, PA 15203 Attn: Tony Riley Email: triley@krystalbio.com and 2100 Wharton Street, Suite 701 Pittsburgh, PA 15203 Attn: Josh Suskin Email: jsuskin@krystalbio.com With copy to: Jonathan P. Altman, Esq. Sherrard, German & Kelly, P.C. 535 Smithfield Street, Suite 300 Pittsburgh, PA 15222 Email: jpa@sgkpc.com 1.5. Premises: The Property (as defined below), together with a building to be constructed thereon containing approximately 100,000 rentable square feet of space (currently expected to be comprised of approximately 86,015 rentable square feet of industrial warehouse, production and distribution space and approximately 13,985 rentable square feet of office space) (“Building”), together with all improvements located on the Property (including, without limitation all utility systems located within or otherwise serving the Building and a parking lot containing at least 200 parking spaces located on the Property) and all appurtenances thereto, including but not limited to, rights of ingress, egress and regress to the Premises. The Premises are shown on the site plan attached hereto as Exhibit A. The rentable square footage contained within the Building shall be subject to confirmation after the Lease Commencement Date in accordance with the remeasurement provisions set forth in Section 3.1 below.

EXECUTION COPY 2 1.6. Property: Approximately 10 acres located on International Drive, Findlay Township, Allegheny County, Coraopolis, Pennsylvania, 15108, more fully described in the Legal Description attached hereto as Exhibit A-1. 1.7. Lease Term: The term of this Lease ("Lease Term") shall be for a period of Fifteen (15) years plus a part of a month, if any, from the Lease Commencement Date (as defined herein) to the first day of the first full calendar month in the Lease Term. 1.8. Renewal Terms: Tenant shall have three (3) consecutive renewal options (each a “Renewal Term”), the first two of which shall be for a period of five (5) years each, and the third of which shall be for a period of up to a maximum of four (4) years and eleven (11) months. Each Renewal Term shall be exercisable upon Tenant providing Landlord with at least nine (9) months prior written notice. The Base Rent for each Renewal Term shall be the Base Rent in the last year of the preceding Lease Term plus the increase in average annual CPI Increases (as defined below) for the prior three (3) years. The annual escalations for each Renewal Term shall be equal to the CPI Increases established in the first year of the then current Renewal Term. The foregoing notwithstanding, in no event shall any Renewal Term Base Rent be less than the Base Rent in the last year of the preceding Lease Term. As used herein, the phrase “CPI Increases” means the annual increase in The United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U), Midwest – Size Class B/C (December 1996=100). 1.9. Lease Commencement Date: The Lease Term shall commence upon the date of Substantial Completion (“Lease Commencement Date”). “Substantial Completion” shall mean the date Landlord delivers the Premises to Tenant with Landlord’s Work (as defined herein) substantially completed in accordance with the work letter attached hereto and made a part hereof as Exhibit B (“Work Letter”), except for Punch List Items (as defined in the Work Letter) and otherwise (a) in compliance with all applicable federal, state and local laws, statutes, ordinances, codes, orders rules, regulations and other requirements of governmental agencies having authority over the Property (collectively, “Applicable Law(s)”) and (b) in a condition that is suitable for a certificate of occupancy to be issued, subject only to the completion of Tenant’s Work. The Lease Commencement Date will be officially established by execution of a written statement in the form attached hereto as Exhibit C. The “Estimated Lease Commencement Date” is November 1, 2020. Should Landlord fail to (1) deliver the Premises to Tenant with the Initial Delivery Conditions (as defined on Exhibit B-4 attached hereto) satisfied (as applicable, the “Initial Delivery Date”) by August 24, 2020 (the “Estimated Initial Delivery Date”) or (2) to achieve Substantial Completion of Landlord’s Work by the Estimated Lease Commencement Date, in either case for reasons other than Force Majeure (defined in Section 28 below) or a Tenant Delay (defined below), Tenant shall be entitled to the following abatement rights: (i) one day of Rent for each calendar day of delay up to and including the sixtieth (60th) day of such delay; (ii) two days of Rent for each calendar day of delay, from the sixty-first (61st) day of such delay up to and including the one hundred twentieth (120th) day of such delay; and (iii) three days of Rent for each calendar day of delay from the one hundred twenty-first (121st) day of such delay and beyond, until the Initial Delivery Date or Lease Commencement Date (as applicable) occurs. “Tenant Delay” means any actual delay that Landlord encounters in the performance of the Landlord’s Work, to the extent that such delay is caused by any act or omission by Tenant or its employees, agents, licensees, contractors or any other party acting on behalf of Tenant which substantially interferes with the performance of Landlord’s Work such that Landlord is delayed in the performance of Landlord’s Work as a direct result of such act or omission by Tenant or its employees, agents, licensees, contractors or any other party action on behalf of Tenant. In order for Landlord to claim an event of Tenant Delay, Landlord must provide written notice to Tenant within ten (10) days of the date on which Landlord actually learns of the act or omission and the resulting delay, which notice specifies Landlord’s reasonable determination of the cause of the delay and (if known and completed) the duration of the delay. In the event a Tenant Delay causes a delay in the Lease Commencement Date, Tenant shall commence payment of Rent on the date which would be the Lease Commencement Date if not for Tenant Delay.

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1.10. Early Access Period: Upon Tenant's request to Landlord and Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed, and provided that Tenant's access to the Premises shall not unreasonably interfere with Landlord's performance of Landlord's Work, Tenant shall have access to the Premises prior to the Lease Commencement Date for the purposes of commencing all work necessary for Tenant to open for business at the Premises (including, without limitation, all of the items enumerated on Exhibit B-3) ("***Tenant's Work***") including, but not limited to, MEP installation, and otherwise to install trade fixtures and personal property at the Premises ("***Early Access Period***"). Tenant shall provide proof of Tenant's Insurance as described in Section 12.3 of this Lease prior to entering the Premises to conduct any of Tenant's Work. No Base Rent or Additional Rent will be payable during the Early Access Period.

1.11. Base Rent: Base Rent shall be defined per the following schedule:

TIME PERIOD (Months)	ANNUAL BASE RENT	MONTHLY BASE RENT
1 – 12	$ 763,000.00	$ 63,583.33
13 – 24	$ 778,260.00	$ 64,855.00
25 – 36	$ 793,825.20	$ 66,152.10
37 – 48	$ 809,701.70	$ 67,475.14
49 – 60	$ 825,895.74	$ 68,824.64
61 – 72	$ 842,413.65	$ 70,201.14
73 – 84	$ 859,261.93	$ 71,605.16
85 – 96	$ 876,447.16	$ 73,037.26
97 – 108	$ 893,976.11	$ 74,498.01
109 – 120	$ 911,855.63	$ 75,987.97
121 – 132	$ 930,092.74	$ 77,507.73
133 – 144	$ 948,694.60	$ 79,057.88
145 – 156	$ 967,668.49	$ 80,639.04
157 – 168	$ 987,021.86	$ 82,251.82
169 – 180	$ 1,006,762.30	$ 83,896.86

1.12. Base Rent Commencement Date: The Base Rent shall commence on the Lease Commencement Date which is anticipated to be on or before November 1, 2020.

1.13. Additional Rent: Additional Rent for the first year of the Lease Term is estimated to be Two and 24/100 Dollars ($2.24) per rentable square foot per annum, payable in twelve (12) equal monthly installments as set forth in Section 4.2 of this Lease, and shall commence on the Lease Commencement Date.

1.14. Security Deposit: One Million Five Hundred Twenty-Six Thousand Dollars ($1,526,000.00). Provided that no Tenant Default exists under any of the terms of this Lease, the then-remaining Security Deposit shall be released to Tenant as follows:

(a) Within fifteen (15) days after the date upon which (i) the Initial Delivery Date has occurred and (ii) Tenant has caused the portion of the slab required to be installed by Tenant in accordance with item 17 set forth in Exhibit B-3 attached hereto, Landlord's specifications therefor and accepted by Landlord, Landlord shall return Two Hundred Thousand Dollars ($200,000.00) of the Security Deposit to Tenant;

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EXECUTION COPY 4 (b) Within fifteen (15) days after the date upon which Tenant has submitted evidence to Landlord of Tenant’s achievement for at least twenty-four (24) consecutive months of (i) a Fixed Charge Coverage Ratio (as defined below) of at least 1.50 to 1.00 and (ii) a Debt to EBITDA Ratio (as defined below) of no more than 3.00 to 1.00, Landlord shall return an amount equal to (i) the Security Deposit remaining less (ii) an amount equal to the following six (6) months of Rent; and (c) Any remaining Security Deposit shall be returned to Tenant upon Tenant’s achievement of a long-term credit rating of Baa3 or above from Moody’s Investor Service and BBB- from Standard & Poor’s Financial Services for a period of twenty-four (24) consecutive months. As used herein, “Fixed Charge Coverage Ratio” means, as of the end of each calendar month, (i) the sum of EBITDA (as defined below) plus fixed charges before tax, divided by (ii) the sum of fixed charges before tax plus interest expense. As used herein, “Debt to EBITDA Ratio” means, as of the end of each calendar month, the ratio of (i) the aggregate amount of Debt divided by (ii) EBITDA. As used herein, “Debt” means, as of the end of each calendar month, the aggregate outstanding principal amount of all debt owed by Tenant. As used herein, “EBITDA” means, as of the end of each calendar month, Tenant’s net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense. Each of the Fixed Charge Coverage Ratio and the Debt to EBITDA Ratio tests shall be calculated on a semi-annual basis, on June 30th and December 31st. Tenant shall furnish to Landlord within sixty (60) days of each testing date the calculation for each test, certified in writing by an authorized representative of Tenant as true, complete and correct. 1.15. Permitted Use: Tenant and its affiliates shall be permitted to utilize the Premises for any function related to the production, storage or distribution of pharmaceutical products and products ancillary thereto, and any administrative functions related thereto; provided such use conforms to all applicable zoning requirements of the appropriate governmental authority sufficient to entitle Tenant to an occupancy permit from such governmental authority. Any use other than this must be approved in advance in writing by Landlord. Tenant hereby represents and warrants to Landlord that Tenant will ensure compliance with all of the terms of this Lease by any Tenant affiliate utilizing the Premises. Each of the foregoing definitions and basic provisions shall be construed in conjunction with and limited by the references thereto in the other provisions of this Lease. 2. FUNDAMENTAL EXHIBITS TO LEASE The following exhibits attached to this Lease are incorporated herein by this reference: Exhibit A: Site Plan of Premises Exhibit A-1: Property Legal Description Exhibit B: Work Letter Exhibit B-1: Plans and Specifications for Landlord’s Work Exhibit B-2: Schedule for Landlord’s Work Exhibit B-3: Description of Tenant’s Work Exhibit B-4: Initial Delivery Conditions Exhibit C: Lease Commencement Date Memorandum Exhibit D: Rules and Regulations Exhibit E: Landlord Ground Lease Exhibit F: Form of SNDA Exhibit G: Form of Landlord Ground Lease NDA Exhibit H: Form of Memorandum of Lease

EXECUTION COPY 5 3. GRANT, PREMISES AND TERM 3.1. Grant and Premises Landlord leases to Tenant and Tenant leases from Landlord upon the terms and conditions set forth herein, the Premises more fully described in Section 1.5 of this Lease. Landlord leases the Property pursuant to a ground lease between Landlord and The Allegheny County Airport Authority (“Ground Lessor”) of even date herewith, a copy of which is attached hereto as Exhibit E (“Landlord Ground Lease”). Tenant agrees that it shall not take any action that would violate or cause a default under the Landlord Ground Lease. This Lease is subject to, and contingent upon, Landlord’s ability to obtain committed financing in the amount of at least $5,929,328 (the “Financing Amount”) for its completion of the Landlord’s Work contemplated herein. If Landlord is unable to obtain committed financing equal to or greater than the Financing Amount from a lender on commercially reasonable terms, Landlord shall have the right to terminate this Lease upon written notice to Tenant, which notice must be given to Tenant no later than January 15, 2020. Landlord shall use its best efforts to satisfy this financing contingency on or before January 15, 2020. Furthermore, if Landlord is unable to obtain final land use approvals from Findlay Township, which are required in order for Landlord to proceed with commencing construction of the Premises as contemplated by this Lease, on or before February 15, 2020, Landlord and/or Tenant shall have the right to terminate this Lease upon written notice to the other party, which notice must be given to the other party no later than February 20, 2020. Landlord shall use its best efforts to satisfy this land use approval contingency on or before February 15, 2020. Notwithstanding anything herein to the contrary, if Landlord or Tenant terminates this Lease in accordance with the terms set forth in this paragraph, (i) Landlord shall, at Tenant’s election, provide Tenant with a signed copy of a commercially reasonable assignment of the Landlord Ground Lease, within three (3) days after any written notice of termination is delivered hereunder, (ii) Landlord shall, at Tenant’s election and upon receipt of a commercially reasonable release and waiver executed by Tenant therefor, assign (or cause the assignment) to Tenant all plans, drawings and specifications related to Landlord’s Work, (iii) Landlord shall immediately return the Security Deposit to Tenant, (iv) Landlord shall cause the Escrow Agent (as defined in the Work Letter) to return Tenant’s Cash Contribution to Tenant within ten (10) business days after the date of such termination, and (v) Landlord shall (and shall cause its affiliate, Al. Neyer, LLC to) release Tenant from any and all liabilities and obligations otherwise contemplated by that certain Letter of Indemnification dated October 3, 2019 between Al. Neyer, LLC and Tenant. This paragraph shall survive the termination of the Lease. After construction of the Building, Landlord will direct a third-party architect, who is not affiliated with Landlord and who shall be jointly selected by Landlord and Tenant, to measure the square footage within Building utilizing the American National Institute Publication ANSI Z65.1-1998, as promulgated by the Building Owners and Managers Association. After such measurement is complete and accepted as accurate by Landlord and Tenant, the parties shall execute the Lease Commencement Date Memorandum in the form of Exhibit C, attached hereto and made a part hereof, confirming the rentable square footage of the Building, and, if the rentable square footage of the Building is less than 100,000, the Base Rent schedule (starting with $7.63 rate per RSF, with 2% annual increases) and the Purchase Price for Tenant’s exercise of the Purchase Option shall be adjusted accordingly. 3.2. Park Common Areas The Premises are leased together with the rights granted to Landlord under the Landlord Ground Lease to use, in common with other tenants in the Northfield Industrial Park (“Park”), and their respective agents, invitees and employees all exterior areas and facilities (including, without limitation, sidewalks, driveways and landscaped areas) in the Park which are made available by the owner of the Park to Tenant and other tenants within the Park and/or to the general public, in common (“Park Common Areas”).

EXECUTION COPY 6 3.3. Roof Tenant shall have the non-exclusive right to place communications equipment such as an antenna, dish or other device on the roof of the Building on the following terms and conditions: (a) prior to installation, Landlord shall have the right to approve Tenant’s plans and proposed location for any such installation in Landlord’s reasonable discretion; (b) such installation shall not void any warranty relating to the roof of the Building, or if required by the warranty, Tenant shall use the roof contractor required by the warranty for such installation; and (c) at the end of the Lease Term, Tenant shall remove Tenant’s communications equipment and repair any damage to the roof of the Building caused by such removal. Tenant shall have the right to use the roof of the Building, subject to Applicable Laws (if any) and subject to Landlord’s prior approval of Tenant’s plans for any such use, such approval not to be unreasonably withheld, conditioned or delayed, which approval may include a screening plan to be paid for by Tenant. Landlord shall not grant any other party the right to use the rooftop for telecommunications equipment other than Tenant. Tenant shall be solely responsible for and agrees to promptly make any repairs or replacements to the roof necessitated by any use of the roof by Tenant or any of Tenant’s agents, employees, contractors or invitees (collectively, "Tenant’s Agents”) pursuant to this Section 3.3. In no event shall any party other than Tenant be permitted to place signage on the Building’s rooftop. 3.4. Term The Lease Term shall be for the period set forth in Section 1.7 of this Lease and the Lease Term shall begin on the Lease Commencement Date specified in Section 1.9 of this Lease. When the Lease Commencement Date has been established, Landlord and Tenant shall execute, acknowledge and deliver a written statement specifying the dates of commencement and termination of the Lease Term in the form attached hereto as Exhibit C. 4. RENT; ADDITIONAL RENT; OTHER CHARGES 4.1. Rent The term “Rent” shall include Base Rent, Additional Rent and any other amount due from Tenant to Landlord. Tenant shall pay Base Rent to Landlord without notice of demand and (except as otherwise expressly set forth in this Lease) without setoff or deduction for any reason at Landlord’s address set forth in Section 1.2 of this Lease or at such other place, or by wire transfer of immediately available funds, as Landlord may, at its discretion, from time to time designate, as rental for the Premises. In addition to the Base Rent, Tenant shall pay as Additional Rent during the Lease Term and any extension or renewal thereof, all Operating Expenses, Taxes and Landlord’s Insurance (as those terms are defined below) related to the Premises. In addition, Tenant shall pay any and all sums of money or charges required to be paid by Tenant under the terms of this Lease whether designated Additional Rent or not, and such amounts, if not paid when due, shall be collectible with the next installment of Base Rent thereafter falling due as provided herein and shall be subject to all provisions of this Lease and of Applicable Laws. Base Rent and Additional Rent shall be payable in advance on the first day of each calendar month during the Lease Term hereof commencing on the Lease Commencement Date. Rent for partial months shall be prorated. The first monthly payment of Base Rent shall include any prorated rental for the period from the Lease Commencement Date to the first day of the first full calendar month in the Lease Term. If Tenant shall fail to timely pay the foregoing Rent to Landlord and such failure continues for more than ten (10) days after Tenant receives written notice thereof from Landlord, Landlord may, in addition to all other rights and remedies which Landlord may have, assess a "late charge" on such past-due amount equal 1.5% of the amount that is past-due for that month; provided, however, that Landlord shall not be required to give such written notice more than one (1) time per calendar year before assessing any such late charge.

EXECUTION COPY 7 4.2. Additional Rent Tenant's obligation to pay Additional Rent shall commence on the Lease Commencement Date. Within ninety (90) days after the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Tenant's Additional Rent reflecting the actually incurred Operating Expenses, Taxes and Landlord’s Insurance expenses for such period. If the total amount paid by Tenant under this Section for any calendar year shall be less than the actual amount due for Tenant for such year as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within thirty (30) days after the furnishing of each such statement; and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next installment(s) of Additional Rent. 4.3. Operating Expenses "Operating Expenses" shall mean all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of, or in connection with, the ownership, operation, repair and maintenance of the Premises, including but not limited to: the maintenance and repair of the landscaping, parking, sidewalks and roadway facilities and retaining walls located in or on the Property, non-capitalized repairs, line painting, sealing, and removal of snow, ice, trash, rubbish and refuse from parking and roadway areas, parking area and walkway lighting and utilities for the same (if separately metered), repair and replacement of parking area lights (including the repair and replacement of light bulbs and poles) and walkway lights. Operating Expenses shall include, but not be limited to, all expenses incurred by Landlord in connection with the Landlord Ground Lease, including, but not limited to, the expenses associated with any detention pond utilized by the Premises. Subject in all respects to the Landlord’s Construction Warranties (as defined in Section 7 below) and any warranties referred to in the Work Letter, Operating Expenses shall include Building-related maintenance, repair, cleaning, snow and ice removal, planting, replanting, landscaping, painting and power washing of exterior walls, tuck- pointing of exterior walls, glass panel sealing, exterior security lights and utilities for the same (if separately metered), gutters, downspouts, minor roof repair and maintenance and repair of lawn sprinkler systems, water and sewage charges for Building maintenance or operation (if separately metered), worker's compensation insurance, wages, unemployment taxes, social security taxes, employee benefits, personal property taxes, fees for required licenses and permits, supplies, reasonable depreciation of equipment, and a property management fee equal to two percent (2%) of the Base Rent payable by Tenant during any calendar year. Operating Expenses shall further include amortization of the costs of capital expenditures and reasonable financing charges for (a) items that are primarily for the purpose of reducing or avoiding increases in Operating Expenses in Landlord’s good faith estimate, (b) replacing, modifying and/or adding improvements or equipment mandated by any Applicable Laws enacted or which take effect after the date of this Lease and any repairs, disposals or removals necessitated thereby (including, but not limited to, the cost of complying with Applicable Laws), or (c) any other cost or expense necessary to carry out Landlord’s maintenance, repair, replacement and other obligations under this Lease; provided, however, that the cost of any such permitted capital expenditure shall be amortized on a straight line basis, at a rate of six percent (6%), over the GAAP useful life thereof, and Landlord shall only pass through the annual amount stemming from such amortization. Notwithstanding the foregoing, Operating Expenses shall not include any of the following expenses: (i) costs for which Landlord is entitled to be reimbursed by a third-party (including, without limitation, by Ground Lessor or any insurer, tenant or condemnor) and is actually reimbursed by such third- party; (ii) costs incurred in connection with the sale, financing or refinancing (or attempted sale, financing or refinancing) of the Property or any other portion of the Park including, without limitation, commissions, marketing costs, interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Property or any other portion of the Park or planned to encumber the Property or any other portion of the Park;

EXECUTION COPY 8 (iii) legal fees, accounting expenses, leasing commissions, allowances, buy-out amounts, tenant improvement costs, advertising expenses, promotional expenses, any management fee in excess of the amount set forth in the first paragraph of this Section 4.3 above, and other costs of a similar nature incurred in the leasing of space at the Property or elsewhere at the Park; (iv) ground rent or any other payments paid under any present or future ground or underlying lease (including but not limited to the Landlord Ground Lease) and/or grant affecting the Park, Property and/or the Premises (other than payments which, independent of such ground or underlying lease, would constitute an Operating Expense hereunder); (v) depreciation on any aspect or component of the Premises other than as expressly provided in this Section 4.3; (vi) legal fees arising out of disputes or negotiations with any tenant, if applicable; (vii) costs incurred due to a breach of this Lease by Landlord or any violation of any Applicable Laws by Landlord, unless directly related to Tenant’s use of the Premises; (viii) costs arising from the presence of any Hazardous Material or violation of Environmental Laws as of or prior to the Lease Commencement Date or otherwise caused by any party other than Tenant or any of Tenant’s Agents; (ix) costs for any structural or foundation repair or replacement that is not a capital repair or replacement pursuant to the first paragraph of this Section 4.3 above; (x) costs of roof replacement that is not a capital replacement pursuant to the first paragraph of this Section 4.3 above; (xi) tap-in fees, impact fees or fees or charges or which Landlord is solely responsible under this Lease; (xii) costs related to Landlord’s Work or the satisfaction of Landlord’s Construction Warranties; (xiii) costs incurred in connection with casualty or condemnation repairs or restorations; and/or (xiv) should Landlord fail to maintain the insurance coverages required by this Lease, costs that have not been reimbursed to Landlord but would have been reimbursed to Landlord by an insurance provider had Landlord maintained the insurance coverages required by this Lease. 4.4. Taxes "Taxes" shall mean all taxes, fees, service payments and assessments levied upon the Premises and its appurtenances and upon the real property upon which the same are constructed, but shall not include: (a) any income, occupational, franchise, estate, inheritance or other taxes which shall not be denoted specifically as real estate taxes; or (b) any taxes applicable to a period of time before or after the Lease Term. If at any time a tax or excise on rents, or other tax, however described, is levied or assessed against Landlord on account of the rent reserved hereunder, the same shall be included within the terms "Taxes" for the purposes hereof. Taxes shall also include all reasonable costs and expenses incurred by Landlord in seeking a reduction of any taxes and assessments. Tenant will pay all Taxes incurred by Landlord with respect to the Property. Tenant shall have the right to appeal the assessed value of the Property and/or the Building throughout the Lease Term, at Tenant’s sole cost and expense. Tenant may initiate proceedings to contest any Taxes. If notice of any increased assessment relative to the Property or the Building is sent to or received by Landlord, Landlord shall immediately, but no later than thirty (30) days after its receipt, forward the notice to Tenant at both of the addresses set forth in Section 1.4 of this Lease. If required by Applicable Law, Landlord shall join in any such proceedings initiated by Tenant, provided that Tenant shall pay all costs and expenses, charges, interest and penalties in connection therewith, including reasonable costs and expenses incurred by Landlord. Tenant shall continue to reimburse Landlord under this Section for all Taxes which Landlord is or becomes obligated to pay during the pendency of any such proceedings. Upon conclusion of such proceedings, Tenant shall be entitled to a credit for Tenant’s share of any Taxes refunded to Landlord as a result of any such proceedings.

EXECUTION COPY 9 4.5. Insurance “Landlord’s Insurance” shall mean all premiums for fire and extended coverage, liability and property damage insurance maintained with respect to the Premises by Landlord pursuant to Section 12.2 below. Notwithstanding the foregoing provisions, for each calendar year during the Lease Term, Tenant shall reimburse Landlord for Landlord’s Insurance premiums with respect to the Premises for such calendar year, which shall be paid in accordance with Section 12.2. Tenant’s payment obligation for Landlord’s Insurance shall be conditioned upon Landlord’s delivery to Tenant of a copy of Landlord’s Insurance policies’ respective declaration pages documenting the type, amount and cost of Landlord’s Insurance being provided (broken out on a per location basis, as and to the extent necessary), and proof of payment for premiums due thereon. 4.6. Tenant’s Audit Rights (a) Tenant shall have the right, upon not less than thirty (30) days' written notice to Landlord, and not more than one time each calendar year, to audit at Tenant's cost, Landlord's books and records with respect to Operating Expenses, Taxes and/or Landlord’s Insurance for any given calendar year. Landlord shall cooperate with Tenant in providing Tenant reasonable access to its books and records at the office where Landlord maintains its records of Operating Expenses, Taxes and/or Landlord’s Insurance (or shall provide such books and records to Tenant electronically, at Tenant’s option) during normal business hours for this purpose, upon at least thirty (30) days’ prior written notice delivered to Landlord. Tenant shall pay the reasonable fees and expenses related to such audit, unless the audit determines that Landlord overstated Operating Expenses, Taxes and/or Landlord’s Insurance by more than four percent (4%), in which case Landlord, within thirty (30) days after demand from Tenant, shall pay such fees and expenses. (b) In the event that any audit discloses an underpayment of Operating Expenses, Taxes and/or Landlord’s Insurance by Tenant, then Tenant, within thirty (30) days of such audit, shall remit the amount of the underpayment to Landlord. In the event that any such audit discloses an overpayment by Tenant, then Tenant shall provide Landlord with a copy of such audit together with written request for Landlord to reimburse Tenant for such overpayment (together, a “True-Up Request”). Landlord shall, within thirty (30) days of receiving any such True-Up Request from Tenant, either (i) remit the amount of overpayment to Tenant, or (ii) notify Tenant in writing (“Contest Notice”) of its election to contest the audit results set forth in such True-Up Request in accordance with Section 4.6(c) below. (c) If Landlord timely delivers any Contest Notice in accordance with Section 4.6(b) above, Landlord and Tenant shall thereafter diligently and in good faith attempt to amicably determine the appropriate payments related to Operating Expenses, Taxes and/or Landlord’s Insurance with respect to the year for which Tenant has submitted a True-Up Request, for a period of thirty (30) days after Landlord’s delivery of such Contest Notice. If, despite the parties’ diligent and good faith efforts, Landlord and Tenant have not reached agreement with respect to such matters within the aforementioned 30-day period, Landlord and Tenant shall thereafter proceed to a baseball-style arbitration, wherein Landlord and Tenant shall apply to the American Arbitration Association for the designation of a qualified third-party arbitrator (“Arbitrator”). Within ten (10) days of the designation of the Arbitrator, Landlord and Tenant shall each submit a written proposal to the Arbitrator setting forth its calculation of the applicable Operating Expense, Taxes and/or Landlord’s Insurance true-up for the designated calendar year, as well as its calculation methodology for determining such Operating Expenses, Taxes and/or Landlord’s Insurance. The Arbitrator shall select either the Landlord’s or the Tenant’s proposed calculation without modification. The Arbitrator’s selection shall be final and binding on both Landlord and Tenant. The fees of the Arbitrator, and any costs associated with applying the American Arbitration Association for designation of the Arbitrator, shall be equally split by Landlord and Tenant. All notices required to be delivered pursuant to this Section shall be delivered in accordance with the notice requirements set forth in Section 27 below. (d) If Landlord fails to remit the entire amount of any such overpayment to Tenant within thirty (30) days after the date such overpayment has either been deemed accepted by Landlord pursuant to Section 4.6(b) above or finally determined pursuant to Section 4.6(c) above, then Tenant may offset any such past-due amount set forth in such audit against the Base Rent payment(s) next coming due, until such past-due amount has been fully recouped by Tenant.

EXECUTION COPY 10 4.7. Utilities Beginning on the Lease Commencement Date and continuing during the Lease Term, Tenant shall transfer all utility service to Tenant’s name and Tenant shall be solely responsible for and shall promptly pay all charges for telephone service, electricity, gas, water, sewage and all other utilities used upon or furnished to the Premises and separately metered. To the extent that any utility services supplied to the Premises are billed directly to Landlord, Tenant shall reimburse Landlord, within thirty (30) days after Landlord’s delivery to Tenant of an invoice therefor, for that portion of such utility services that is attributable directly to Tenant’s use of the particular utility service. In no event shall Landlord be liable in damages or otherwise for any interruption or failure in the supply of such utilities, or if either the quantity or character of such utilities supplied is changed or is no longer available or suitable for Tenant's requirements. 4.8. Taxes – Other Tenant shall pay before delinquency any and all taxes and assessments, licenses, sales, business, occupation or other taxes, fees or charges levied, assessed or imposed upon its business operations in the Premises during the Lease Term. Tenant shall pay before delinquency any and all taxes and assessments levied, assessed or imposed upon its trade fixtures, leasehold improvements, merchandise and other personal property in, on or upon the Premises. In the event any taxes, fees or charges referred to in this Section shall be assessed, levied or imposed upon or with the business or property of Landlord, such assessment, fees or charges shall be paid by Tenant to Landlord within thirty (30) days after receipt of Landlord's written request for such payment (which request shall be accompanied by a detailed invoice therefor). 4.9. Renewal Rent If Landlord and Tenant cannot agree on the Base Rent for a Renewal Term within thirty (30) days after negotiations begin, the parties agree to enter into a “Baseball Arbitration” process in which each will appoint an MAI real estate appraiser whose instruction shall be to agree to the accurate calculation of CPI Increases (as defined in Section 1.8 above). Thereafter, if those two (2) appraisers are unable to agree within thirty (30) days on the applicable CPI Increases to be utilized for the calculation of Base Rent for any applicable Renewal Term, then they will jointly appoint a third appraiser, subject to the approval of Landlord and Tenant. The value determined by the third appraiser according to the factors set forth in Section 1.8 will be binding on Landlord and Tenant, unless it is either lower or higher than the lower or higher respectively of the other two (2) appraisals, in which case, the middle of the three (3) appraisals will control. If appraisals are required, Landlord and Tenant will share the cost of all appraisals. In no event shall the appraisal process exceed ninety (90) days after Tenant’s initial written notice to Landlord of Tenant’s election to renew. 5. SECURITY DEPOSIT Within three (3) business days after the execution of this Lease, Tenant shall pay to Landlord the Security Deposit as set forth in Section 1.14 as security for the performance of Tenant’s obligations under this Lease, which Security Deposit shall be subject to scheduled decreases in accordance with Section 1.14. In the event of a Tenant Default under this Lease, Landlord may apply such part of the Security Deposit as may be necessary to cure such Tenant Default. Should Landlord so apply all or part of the Security Deposit, Landlord shall notify Tenant of such application at least ten (10) days in advance, and Tenant shall, within fifteen (15) days after receipt of Landlord’s written demand, redeposit with Landlord an amount equal to that so applied so that Landlord will have the full Security Deposit (less any amounts previously returned in accordance with Section 1.14 above) on hand. Within thirty (30) days after any reduction set forth in Section 1.14 above, and provided a Tenant Default does not then exist, Landlord shall refund to Tenant the applicable portion of the Security Deposit. In the event Landlord fails to refund to Tenant such applicable portion of the Security Deposit within such 30-day period and no dispute exists between Landlord and Tenant with regard to any Tenant Default and/or the Security Deposit, Tenant may elect to offset an amount equal to the applicable portion of the Security Deposit to be returned to Tenant against the next installment(s) of Base Rent owed hereunder, until such amount is fully recouped by Tenant. In the event of a sale of the Premises, Landlord shall transfer the Security Deposit to the purchaser. Following Landlord’s written notice to Tenant accompanied by documentation signed by Landlord and such purchaser evidencing that the Lease and Security Deposit have been assigned to and assumed by any such purchaser in writing, Landlord shall thereafter be released by Tenant from any liability for the return of the Security Deposit.

EXECUTION COPY 11 6. USE AND OCCUPANCY 6.1. Use of Premises The Premises are to be used solely for the purposes set forth in Section 1.15 of this Lease and for no other business or purpose without the prior written consent of Landlord. Tenant shall not do or permit to be done in or about the Premises anything which is illegal or unlawful. Other than with respect to Landlord’s Work, Tenant shall obtain all permits, licenses, certificates or other authorizations and any renewals, extensions or continuances of the same required in connection with the lawful and proper use of the Premises and shall pay when due all taxes upon its merchandise, stock, fixtures, equipment and leasehold improvements in the Premises. Neither a failure on the part of Tenant to procure such permits, licenses, certificates or other authorizations, nor the revocation of the same, shall in any way affect the liability of Tenant for payment of Rent herein reserved or the performance or observance of any of the covenants or conditions herein contained on Tenant's part to be performed and observed. Tenant shall (and shall cause its affiliates and their respective employees to) observe the Rules and Regulations attached as Exhibit D or such other reasonable rules and regulations applicable to the Premises, as the same may be imposed by Landlord from time to time, but only to the extent that Landlord has provided a written copy of same to tenant at least thirty (30) days in advance. Tenant shall comply with all Applicable Laws applicable to the use and occupancy of the Premises and Property. Without limiting the generality of the foregoing, except as otherwise expressly permitted under the terms of this Lease, Tenant shall not display anything outside of the Premises nor operate any loud speakers without the specific written consent of Landlord. Tenant shall be permitted to install, at Tenant’s sole cost and expense, access control equipment to limit and monitor access to the Premises during normal business hours and after-hours, provided, however, that Landlord shall always retain the ability to access the Premises in the case of an emergency situation. 6.2. Continuous Occupancy Tenant shall have the right to vacate the Premises so long as Tenant continues to pay Rent as required hereunder and maintains the Premises in good condition as described in Section 8.2 herein. 7. LANDLORD’S WORK (a) Landlord shall perform, or cause to be performed, the work contemplated by Exhibits B, B-1 and B-2 (collectively, “Landlord’s Work”) at Landlord’s sole expense (except as otherwise expressly set forth in the Work Letter), and in compliance with all Applicable Laws. Landlord shall be responsible, at its sole cost and expense, for obtaining all necessary permits for the performance of Landlord’s Work in compliance with all Applicable Laws. Landlord and Tenant shall cooperate with each other in good faith to ensure that mutual access is coordinated between their agents or contractors in a reasonable manner to allow each to complete its Landlord’s Work and Tenant’s Work, respectively, without interference or delay. (b) Landlord hereby warrants the Landlord’s Work as follows (collectively, “Landlord’s Construction Warranties”): (i) For a period of one (1) year beginning on the Lease Commencement Date, Landlord, at its sole cost and expense, shall warrant the Landlord’s Work has been constructed in a good and workmanlike manner, in compliance with the plans and specifications attached hereto and made a part hereof as Exhibit B-1 (“Plans and Specifications”), and in accordance with the Schedule attached hereto and made a part hereof as Exhibit B-2 (“Schedule”) and the same will be free of all defects; and (ii) For a period of eighteen (18) months beginning on the Lease Commencement Date, Landlord, at its sole cost and expense, shall warrant the paved areas of the Property from any defects in construction. Notwithstanding anything to the contrary contained herein, Landlord’s Construction Warranties will not include any maintenance which is the responsibility of the Tenant as set forth in Section 8.2 below. (c) Unless otherwise agreed to in writing by Tenant, it is the Landlord’s responsibility to secure soil borings, topographical surveys, geotechnical and foundation recommendations and tests from licensed local professionals, including surveyors and engineers, as shall be necessary or appropriate to construct Landlord’s Work, using the best engineering practices and conforming to all requirements of Applicable Laws.

EXECUTION COPY 12 8. REPAIRS 8.1. Landlord Responsibility Landlord, at Landlord’s sole cost and expense, but subject to the provisions of Section 4.3 above and the Work Letter, shall keep or cause to be kept in as good repair as same are in upon Substantial Completion of Landlord’s Work or, with respect to the floor slab, upon Substantial Completion of Tenant’s Work (which may include the replacement of): the foundations, the roof and the structural soundness of the floors, and the exterior walls (excluding the interior surface of the exterior walls and excluding the exterior and interior portions of all windows, doors, plate glass and showcase); the exterior water, sewage, gas and electrical services up to the point of entry to the Building; the exterior areas of the Property including, without limitation, the sidewalks and parking areas; the base building heating and air conditioning systems (but not specialized HVAC systems installed by Tenant in support of specific business operations within the Building) whether located inside or outside of the Building, except for ordinary maintenance and repairs which shall be the responsibility of Tenant, as well as wiring and cabling servicing the Building (but only to the point where such cabling enters and connects to the Building, and not from such point of connection to the Tenant’s equipment); and Landlord shall make all repairs and restorations made necessary by fire or other peril covered by the standard extended coverage endorsement on fire insurance policies as further described in Section 12; provided, however, that Tenant shall reimburse Landlord upon demand for the cost of repairing any damage to the Premises or Building caused by the negligence or the willful misconduct of Tenant, its employees, agents or invitees. Landlord shall cooperate with Tenant in connection with enforcing all third-party warranties on construction, materials and/or equipment, for the benefit of Tenant. Notwithstanding the foregoing, (i) Landlord shall only be responsible for the portion of the floor slab installed by Landlord, and (ii) Landlord shall not be responsible for the repairs to the floor slab caused by Tenant or anyone acting on Tenant’s behalf. 8.2. Tenant Responsibility Except (a) to the extent covered pursuant to either of Landlord’s Construction Warranties or any insurance policy required to be maintained by Landlord pursuant to the terms of this Lease, or (b) repairs caused by the negligence or willful misconduct by Landlord, any of Landlord’s affiliates, or any of their respective agents, employees, invitees or contractors: Tenant shall, in all other respects, keep or cause to be kept in good repair and in a neat, clean and tenantable condition, normal wear, tear and casualty excepted, the interior of the Premises, including but not limited to the interior surface of the exterior walls, the exterior and interior portions of all windows, doors, plate glass and showcases, and all plumbing, lighting fixtures, pipes and equipment, floor coverings, ceilings, walls and plasterings. Tenant shall provide ordinary maintenance for the heating and air conditioning systems and provide for maintenance service contracts on said systems which are reasonably satisfactory to Landlord; and to make all other repairs not specifically required to be made by Landlord under Section 8.1. Landlord represents that, as of the Lease Commencement Date, the mechanical systems of the Premises installed by Landlord as part of Landlord’s Work shall be in good working condition and otherwise meet the standards set forth in the Work Letter. 9. ACCESS AND CONFIDENTIALITY 9.1. Landlord Access Subject to Landlord’s Entrance Requirements (as defined below), Landlord has the right to enter the Premises periodically and shall have access to the Premises at reasonable hours for inspection or in connection with the improvement or repair of utility lines and related systems and HVAC systems or equipment serving the Premises. As used herein, the phrase “Landlord’s Entrance Requirements” means: except in case of emergency, (a) Landlord shall provide Tenant with not less than 24 hours’ notice prior to any entrance by Landlord, (b) Landlord shall not materially interfere with Tenant’s operations on the Premises without first obtaining Tenant’s written consent, (c) Landlord shall have a Tenant representative escort Landlord or its representative(s) or agent(s) while in the Premises, and (d) at all times Landlord shall follow Tenant’s protocols established by Tenant to facilitate the physical safety of those in the Premises and to protect any proprietary information or trade secrets related to Tenant’s operations. In all events Landlord shall use commercially reasonable best efforts to minimize any disruption to Tenant’s operations on the Premises. All entrances of Landlord and any of its representatives and/or agents shall be subject to Landlord’s Entrance Requirements.

EXECUTION COPY 13 9.2. Tenant Access Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week 10. ALTERATIONS TO PREMISES; SIGNS (a) Material Structural Alterations. Tenant shall not make any alterations, additions or improvements to the Premises which materially or adversely impact the roof or structure of the Building (each, a “Material Structural Alteration”) without first obtaining Landlord's written consent in accordance with the following: Tenant shall notify Landlord of any Material Structural Alteration that Tenant wishes to complete (each, a “Alteration Notice”). Landlord shall have ten (10) business days to review any such Alteration Notice and give consent to such Material Structural Alteration, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to provide Tenant with a written response to any Alteration Notice within the aforementioned 10-business day period, Landlord shall be deemed to have provided its consent thereto, Tenant may thereafter proceed with such Material Structural Alteration, and Landlord shall not be permitted to raise subsequent issues or requirements in respect of the Material Structural Alteration proposed by such Alteration Notice. Landlord shall be deemed to have acted reasonably in withholding consent to an Alteration Notice only if the proposed Material Structural Alteration would: (i) void, in whole or in part, any warranty pertaining to any item for which Landlord is responsible to maintain pursuant to Section 8.1 above, as reasonably determined by Landlord in good faith and substantiated in writing to Tenant (unless Tenant uses Landlord’s contractor for such work, in which case this clause (i) shall not be a valid basis for Landlord to withhold, condition or delay consent); (ii) materially or adversely impact the structural soundness of the Building, as determined by Landlord’s structural engineer and substantiated in writing to Tenant; or (iii) violate any Applicable Law. (b) All Other Alterations. Except as otherwise expressly set forth in Section 10(a) above, Tenant, without Landlord’s prior consent and at its sole cost and expense, shall have the right, but shall not be obligated, prior to and during the Lease Term, to improve, alter and renovate the Premises in any manner which Tenant deems necessary or desirable to adapt the same for the conduct of its business operations, including, without limitation, the following items (which the parties agree are not Material Structural Alterations): painting; decorating; redecorating; installing non-load-bearing partitions, pass-through windows, counters, shelving, floor coverings, wall coverings, drop ceilings and/or light fixtures. Tenant shall be responsible for ensuring ADA compliance within the Premises. The parties further acknowledge and agree that Tenant’s business needs at the Premises may necessitate or otherwise make desirable the installation of additional HVAC units, installation of one or more generator(s), increasing electrical service, modifying plumbing service, and/or installing one or more new clean room(s). Landlord hereby acknowledges and agrees that Tenant shall not be required to seek or obtain Landlord’s consent with respect to, nor shall Landlord have any rights in respect of evaluating, any of the items enumerated in the previous sentence, so long as they would not materially or adversely impact the roof or structure of the Building. (c) Additional Requirements re: Alterations. Tenant shall perform (or cause to be performed) all alterations, additions and improvements to the Premises (whether a Material Structural Alteration or otherwise) in a good and workmanlike manner, and otherwise in accordance with Applicable Laws. All alterations, additions and improvements made by Tenant, whether or not such changes were approved by Landlord, shall become the property of Landlord upon the making thereof and shall be subject to the terms of Section 19.1 herein upon the expiration or earlier termination of this Lease. Except as otherwise expressly set forth in Section 19.2 below, Tenant shall not be required to remove any alterations, additions or improvements at the expiration or earlier termination of this Lease, except for the following “Specialized Alterations”: (i) Tenant’s trade fixtures; (ii) Tenant’s interior and exterior signage; (iii) alterations which penetrate floor slabs by more than two (2) inches, or otherwise adversely affect any of the MEP systems serving the Building or any structural aspect of the Building; (iv) alterations which are likely to adversely affect the safety of the Building and/or future occupants; (v) alterations that are prohibited by any ground lease, mortgage, deed or other instrument encumbering the Premises; (vi) safes or vaults or other installations which would be unusually difficult or expensive to remove; and (vii) any other alteration, addition or improvement that Landlord notifies Tenant in writing, prior to the installation thereof, must be removed at the expiration or earlier termination of this Lease. Any damage to the Premises in connection with the making of alterations, additions and improvements by Tenant or in connection with the placement, direction, maintenance, painting or removal of any signs on the Premises or Property shall be repaired by Tenant at Tenant’s sole cost and expense.

EXECUTION COPY 14 (d) Signs. Notwithstanding the foregoing, Tenant shall be permitted to install Tenant’s any signage it desires on the Premises, whether on the interior or outside of the Building (but not outside the Premises), provided (i) such signage shall comply in all respects with the requirements of Applicable Law and (ii) the size, location, materials, method of installation and method of removal of such signage shall be approved in advance by Landlord, whose approval shall not be unreasonably withheld, delayed or conditioned. Electricity for such signage shall be separately metered to the Premises and paid by Tenant. Upon termination of this Lease, Tenant shall be responsible for the removal of any Tenant signage and Tenant shall responsible for the cost to repair any damage as a result of the removal of Tenant signage, if applicable. 11. DAMAGE OR DESTRUCTION 11.1. Damage or Destruction If the Building is damaged or destroyed by fire, earthquake, casualty or other risk required to be insured against pursuant to Section 12.2 below or as otherwise required by Applicable Law, Tenant shall give Landlord prompt notice of the occurrence of any such event. Within thirty (30) days after the date Landlord receives notice from Tenant of the applicable casualty event, Landlord shall prepare a written estimate of the time period required to repair and restore the damaged portions of the Core and Shell of the Building (“Estimate”) and deliver such Estimate to Tenant. Unless terminated pursuant to Section 11.2 below, this Lease shall remain in full force and effect, and Landlord, at its sole cost and expense, shall promptly repair the damage or destruction related to the Core and Shell of the Building and restore the Core and Shell of the Building to substantially that condition existing immediately prior to such damage or destruction. If Tenant remains in occupancy of the Premises, Landlord shall exercise such repair and restoration efforts in a manner so as not to interfere unreasonably with the use and occupancy of the Premises by Tenant for the conduct of its business operations. Until the completion of Landlord’s repair and restoration pursuant to this Section, Tenant’s obligation to pay Rent and other amounts payable by Tenant hereunder shall be abated as of the date of the damage or destruction in proportion to the extent that the value of the Premises for the use and occupancy thereof by Tenant for the conduct of its business operations shall be reduced, in Tenant’s reasonable judgment. As used herein, the term “Core and Shell” means all items of Landlord’s Work, all external walls or the Building, the roof and roof membrane of the Building, all utility lines serving the Building (stubbed into the Building (whether up through the slab or through the walls or roof of the Building), but not any lines within the interior of the Building), and the floor slab within the Building. 11.2. Rights of Termination Landlord’s and Tenant’s respective rights to terminate this Lease pursuant to events described in Section 11.1 above shall be governed as follows: (a) If the Premises shall be damaged or destroyed to the extent of more than fifty percent (50%) of the full replacement cost of the Core and Shell of the Building, and the repair and restoration of any such damage or destruction shall not be completed within 180 days after the date of the damage or destruction, then either party may elect to terminate this Lease by delivery of notice to the other party within thirty (30) days after the date of such damage or destruction. (b) If Landlord fails to deliver an Estimate within the 30-day period set forth in Section 11.1 above, Tenant may elect to terminate this Lease by delivery of notice to Landlord within thirty (30) days after the expiration of the 30- day period set forth in Section 11.1 above; provided, however, that if Landlord provides an Estimate after such 30- day period set forth in Section 11.1 above but before Tenant exercises its right to terminate hereunder, Tenant shall not have the right to terminate this Lease pursuant to this Section 11.2(b). (c) Upon delivery of any notice pursuant to Section 11.2(a) or Section 11.2(b) above, this Lease shall terminate as of the date of the damage or destruction unless otherwise provided in such notice, and Tenant and Landlord shall have no further liabilities or obligations hereunder other than Tenant’s obligation to pay Rent accrued hereunder as of the date of such termination.

EXECUTION COPY 15 12. INDEMNITY AND INSURANCE 12.1. Indemnity (a) To the fullest extent permitted by Applicable Law, and subject in all respects to Section 13 below, Tenant shall defend, indemnify and hold harmless the Landlord from and against all claims, losses, costs, expenses, fines, penalties including attorneys’ fees, court costs, consultant and expert expenses, arising out of or relating to any act, omission, breach of any provision of this Lease, or negligence or intentional act of Tenant or any of Tenant’s Agents or subtenants except to the extent that any of the foregoing is attributed to the negligence or intentional act of Landlord or any of its affiliates or any of their respective agents, employees, invitees or contractors. (b) To the fullest extent permitted by Applicable Law, and subject in all respects to Section 13 below, Landlord shall defend, indemnify and hold harmless the Tenant from and against all claims, losses, costs, expenses, fines, penalties including attorneys’ fees, court costs, consultant and expert expenses, arising out of or relating to any act, omission, breach of any provision of this Lease, or negligence or intentional act of Landlord or any of Landlord’s licensees, agents, employees, invitees or contractors except to the extent that any of the foregoing is attributed to the negligence or intentional act of Tenant or any of its affiliates or any of Tenant’s Agents. (c) The indemnification obligations created by this Section shall be expressly conditioned upon the indemnified party (i) delivering to the indemnifying party prompt notice of any event giving rise to such indemnification obligation and (ii) providing the indemnifying party the opportunity to defend itself from and against any losses which are the subject of such indemnification obligation. Landlord and Tenant acknowledge and agree that the indemnification obligations of this Section shall survive the expiration or earlier termination of this Lease. 12.2. Landlord’s Insurance Landlord shall maintain throughout the Lease Term the following types of insurance: a. Commercial General Liability Insurance covering the Premises with limits of no less than $1,000,000 per occurrence and $2,000,000 aggregate for personal injury, bodily injury, sickness or death or for damage or destruction of property to the extent directly related to the Premises. b. All Risk or Special Peril property insurance covering the full replacement cost value of the Premises and the potential loss of rental income for at least a six-month time period. Such insurance policies shall be issued by insurance companies authorized to do business in the Commonwealth of Pennsylvania, and each shall be rated at least A- by AM Best. Such insurance coverages shall name Tenant as additional insured. Landlord’s requirements to provide the aforementioned insurance in no way limits Landlord’s obligations to indemnify the Tenant pursuant to the indemnity provisions expressly set forth in this Lease. Landlord shall furnish to Tenant, not less than fifteen (15) days before the date the insurance is to be obtained by Landlord hereunder, and thereafter at least fifteen (15) days before the expiration of each policy, evidence of insurance (on ACORD 25, ACORD 28 or other form reasonably acceptable to Tenant), showing Tenant as an additional insured thereunder, and evidence of payment of all premiums and other expenses owed in connection with said insurance policies. 12.3. Tenant’s Insurance Tenant shall, at its own cost and expense, maintain throughout the Lease Term the following types of insurance: (a) Automobile Liability including coverage for all owned, leased, hired and non-owned vehicles with a minimum limit of One Million and xx/100 Dollars ($1,000,000.00) per accident including Landlord, Landlord’s lender(s), and Al. Neyer, LLC, as additional insureds.

EXECUTION COPY 16 (b) Commercial General Liability including Contractual Liability, Personal Injury Liability and Products/Completed Operations Liability with minimum limits of One Million and xx/100 Dollars ($1,000,000.00) per Occurrence, Three Million and xx/100 Dollars ($3,000,000.00) General Aggregate. The required limit may be provided in a single policy or in combination with an Umbrella or Excess Liability Policy. Landlord, Landlord’s lender(s) and Al. Neyer, LLC shall be included as additional insureds and such insurance shall be primary and non- contributing with any similar insurance available to the Landlord. (c) All Risk or Special Peril property insurance covering the full replacement cost value of Tenant’s leasehold improvements and other property including property of others in or about the Premises and Tenant’s potential loss of income as a result of fire or other casualty. Such insurance shall include the Landlord, Landlord’s lender(s) and Al. Neyer, LLC as additional insureds with respect to leasehold improvements made to the Property. (d) Statutory Workers’ Compensation to comply with the laws of the Commonwealth of Pennsylvania. Coverage shall also include Employers’ Liability Insurance with minimum limits of One Million and xx/100 Dollars ($1,000,000.00) per Occurrence for Bodily Injury, One Million and xx/100 Dollars ($1,000,000.00) per Occurrence for Bodily Injury by Disease and One Million and xx/100 Dollars ($1,000,000.00) Policy Limit for Disease. The policy shall be endorsed to waive subrogation rights against the Landlord and Al. Neyer, LLC. A certificate of insurance as evidence of the required coverage shall be provided to the Landlord prior to occupancy of the Premises. At least ten (10) days prior to the expiration of any required coverage, a new certificate shall be provided to the Landlord. The policies shall be endorsed to provide thirty (30) days prior written notice of cancellation, non-renewal or material change of any of the required coverages. Such insurance shall be provided by insurance companies authorized to do business in the Commonwealth of Pennsylvania. The requirements to provide minimum amount of insurance in no way limit the liability of the Tenant for its obligations to indemnify the Landlord and Al. Neyer, LLC pursuant to the indemnity provisions expressly set forth in this this Lease. 13. WAIVER OF SUBROGATION Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, on account of any loss or damage to their respective property, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease. The insurance policies obtained by Landlord and Tenant pursuant to this Lease shall permit waivers of subrogation that the insurer may otherwise have against the non-insuring party. 14. LIENS Tenant will keep the Premises and the Property free and clear of all mechanics' and materialmen's liens and other liens on account of work done for or by Tenant or persons claiming under it. Any such liens filed against the Premises or the Property shall be discharged by Tenant at its expense within thirty (30) days after Landlord’s notice to Tenant of either a filing thereof or within thirty (30) days of the actual filing if prior to the filing Landlord notifies Tenant that it has received a notice of intent to file a mechanics’ lien from Tenant’s contractor or any of its subcontractors. Should any such lien be filed against the Premises or the Property, and Tenant has filed to discharge the same in accordance with the foregoing, Landlord may, upon prior written notice to Tenant, elect to obtain the release of such lien and any sums expended by Landlord shall be immediately repaid to Landlord by Tenant together with interest at the rate of eighteen percent (18%) per annum. 15. ASSIGNMENT, SUBLETTING, MORTGAGING (a) Except as otherwise expressly set forth herein, Tenant shall not voluntarily, involuntarily or by operation of law, assign, transfer, mortgage or otherwise encumber all or any part of Tenant's interest in this Lease, or sublet the Premises or any part thereof to a third party without first obtaining Landlord's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and any attempt to so assign, transfer, mortgage, encumber or sublet to a third party without Landlord's written consent shall be null and void; and if any such

EXECUTION COPY 17 assignment, transfer, mortgage or encumbrance is made with the written consent of Landlord, Tenant shall nevertheless remain liable to Landlord for payment of Rent and any other charges according to the terms hereof and for due performance of all the terms, covenants and conditions of this Lease. If Tenant is a corporation, then any transfer of this Lease by merger, consolidation, dissolution, sale, acquisition or liquidation or any change in the ownership of, or power to vote the majority of, its outstanding voting stock, or a sale of substantially all of Tenant’s assets, shall constitute an assignment for the purposes of this paragraph and is permitted without consent of Landlord, but Tenant shall endeavor to provide Landlord with notice of such transfer. If written consent is once given by Landlord to any such assignment or subletting, such consent shall not operate as a waiver of the necessity for obtaining Landlord's written consent to any subsequent assignment or subletting. Any request for Landlord’s consent to any proposed assignment or sublease (other than a permitted assignment) shall be accompanied by an administrative fee in the amount of One Thousand and 00/100 Dollars ($1,000.00), payable by Tenant, which shall be deemed sufficient to cover Landlord’s attorneys’ fees. Said fee shall be due and payable as Additional Rent, whether or not the request is approved. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent but upon prior notice to Landlord to (i) assign this Lease to any affiliate or wholly owned subsidiary with an equal or greater net worth (tested as of the date of such proposed transfer), and/or (ii) sublet all or any portion of the Premises to an affiliate or wholly owned subsidiary. Any profits resulting from a sublet or assignment by Tenant shall be retained 100% by Tenant. (b) If Landlord conveys the Premises during the Lease Term, Landlord shall inform Tenant by notice given in accordance with Section 27 hereof. Tenant shall have no obligation to recognize a successor landlord unless and until such successor landlord shall have provided Tenant with a copy of the assignment and assumption of lease agreement in which the successor landlord assumes the obligations of the Landlord under the Lease. Tenant shall have no obligation to pay to the successor landlord Rent or any other amounts coming due under the Lease unless and until such successor landlord shall have provided Tenant with a proper notice address and a completed IRS Form W-9, so that Tenant may make the necessary changes to its accounts payable system and other records to effect the new payee. Landlord hereby agrees to remit to successor landlord any payments made by Tenant to Landlord subsequent to its transfer to the successor landlord but prior to Tenant’s modification of its accounts payable system, and indemnifies Tenant for any such payments made, received by Landlord and not remitted to successor landlord. Landlord hereby covenants to Tenant that it shall not sell all or any portion of the Premises prior to the Lease Commencement Date, other than as expressly contemplated in Section 25 below. 16. PRIORITY OF LEASE Tenant covenants and agrees, on the terms and conditions provided in this Section, that this Lease shall be subordinate to the lien of any institutional mortgage or deed of trust (“Mortgage”) which may hereafter be made covering the Premises or any portion or portions thereof, provided that each mortgagee or beneficiary shall execute and deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) substantially in the form attached hereto as Exhibit F, stating (in addition to other reasonable terms, if any) in substance that (a) if no Tenant Default exists hereunder, the right of possession of Tenant to the Premises shall not be affected or disturbed by any mortgagee in the exercise of any of its rights under a Mortgage or the note secured thereby, and any sale of the Premises pursuant to the exercise of any rights and remedies under a Mortgage or otherwise shall be made subject to Tenant’s right of possession to the Premises under this Lease; and (b) Tenant shall attorn to any mortgagee or purchaser at a foreclosure sale (a “Purchaser”) upon acquisition of title to the Premises by a mortgagee or Purchaser and notice to Tenant thereof, and this Lease shall continue in full force and effect between Tenant and such mortgagee or Purchaser. Upon Tenant’s receipt and approval of the SNDA from a mortgagee or beneficiary from time to time, Tenant covenants and agrees to attorn to such mortgagee or beneficiary upon foreclosure and shall use reasonable efforts to execute the SNDA within thirty (30) days after Landlord’s request.

EXECUTION COPY 18 Without limiting the generality of the foregoing, within ten (10) days after the closing of Landlord’s financing on this Lease, but in no event later than the Lease Commencement Date, Landlord shall deliver to Tenant (i) an SNDA executed by Landlord and each mortgagee and beneficiary of each mortgage encumbering the Premises and (ii) a Non Disturbance and Attornment Agreement in the form attached hereto as Exhibit G (“NDA”) executed by Landlord and the Ground Lessor with respect to the Landlord Ground Lease. If Landlord shall fail to obtain the SNDA or the NDA prior to the expiration of such thirty (30) day period, or if the form thereof shall not be reasonably acceptable to Tenant, then Tenant may deem such failure a Landlord Default (as defined in Section 20.2 below). 17. QUIET ENJOYMENT Subject to the terms of the Landlord Ground Lease, Landlord covenants and agrees that Tenant shall have the peaceful and quiet possession, use and enjoyment of the Premises and every part thereof (not to be abrogated by any ground lease, mortgage or other matter to which this Lease is or shall become subordinate in accordance with the provisions of Section 16 above) for the conduct of its business operations during the Lease Term, in the whole of the Premises, without hindrance by Landlord or any party whatsoever. 18. ESTOPPEL CERTIFICATE Tenant shall from time to time, but not more often than twice per calendar year execute, acknowledge and deliver to Landlord, its lender(s), ground lessor or a purchaser of the Property, within thirty (30) days of receipt of Landlord’s written request therefor, a statement in writing certifying: (a) that this Lease is unmodified and in full force and effect (or if there has been any modification hereof that the same is in full force and effect as modified and stating the nature of the modification or modifications); (b) that to the best of its knowledge Landlord is not in default under this Lease (or if any such default exists the specific nature and extent thereof); (c) the date to which Rent and other charges have been paid in advance, if any; and (d) any other information regarding this Lease or Tenant's occupancy of the Premises as required by a commercially reasonable estoppel certificate and reasonably requested by Landlord or its lender(s), ground lessor or a purchaser of the Property. In the event Tenant fails to deliver such reasonably requested statement or estoppel certificate within thirty (30) days of receipt of such request, any such statement or estoppel certificate previously provided by Landlord in accordance with the above shall be deemed to be correct. 19. FIXTURES AND PERSONAL PROPERTY; SURRENDER 19.1. Surrendering of Premises Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in substantially the same condition that the Premises was delivered to Tenant as of the date of Substantial Completion (unless otherwise mutually agreed in writing between Landlord and Tenant) and with the floor slab (including the slab installed by Landlord and the slab installed by Tenant) in good condition and repair, normal wear and tear and casualty excepted; provided, however, Tenant agrees that it shall remove from the Premises (i) all movable fixtures, furniture and equipment as contemplated by Section 19.2 below, and (ii) any Specialized Alterations (whether performed as part of the Tenant’s Work or afterwards) required to be removed pursuant to Section 10 above. 19.2. Removal of Tenant Property Trade fixtures, furniture and other personal property installed or placed but not affixed in the Premises at the cost of Tenant shall be the property of Tenant unless otherwise specified in this Lease and Tenant shall remove the same prior to the termination of this Lease. Tenant shall, at its own cost and expense, completely repair any and all damage to the Premises resulting from or caused by such removal. If Tenant fails to remove all or any of such property, Landlord may, at Landlord's option, retain all or any of such property and title thereto shall thereupon vest in Landlord, or Landlord may remove from the Premises and dispose of in any manner all or any of such property, in which latter event Tenant shall, upon demand, pay to Landlord the actual expense of such removal and disposition and the cost of repair of any and all damage to the Premises resulting from or caused by such removal.

EXECUTION COPY 19 20. DEFAULT AND REMEDY 20.1. Tenant Default and Remedy If any one or more of the following events shall occur and be continuing (after the expiration of the applicable notice and cure period), each a “Tenant Default”: (a) Rent and any other charges due under this Lease, or any part thereof, shall at any time be past due in arrears and unpaid for more than ten (10) business days after receiving written notice from Landlord describing such failure, provided, however, Landlord shall not be required to give such written notice more than one (1) time per calendar year before late payment is considered a Tenant Default, or (b) Tenant shall default in the performance of any of the other covenants and agreements of this Lease, and shall fail to remedy such default within thirty (30) days after Tenant has received written notice of such default from Landlord, provided, however, if Tenant exercises good faith diligent efforts within such thirty (30) day period to cure the failure specified in Landlord’s notice, but shall not be able to do so because of Force Majeure, then any such failure shall not be considered to be a Tenant Default, so long as Tenant shall continue to exercise in good faith such diligent efforts to cure such failure and shall do so within a reasonable period of time, or (c) Tenant shall make an assignment for the benefit of its creditors, or (d) Tenant shall file a voluntary petition in bankruptcy, be adjudicated bankrupt or take the benefit of any insolvency act, or (e) Tenant shall be dissolved voluntarily or involuntarily, or (f) the interest of Tenant shall be sold under execution or other legal process, or (g) a receiver or trustee is appointed for the property of Tenant, then, and in any one or more of such events, Landlord, at its option, may do any one or more or all of the following: (i) Terminate this Lease and re-enter into and upon the Premises and have, repossess, and enjoy the same with all of the improvements then located thereon as if this Lease had not been made, in which event this Lease and everything therein contained on the part of Landlord to be kept and performed shall cease and be utterly void, without prejudice, however, to Landlord's right of action for unpaid Rent and/or breach of this Lease. (ii) Without terminating this Lease, to relet all or any part of the Premises upon such terms as Landlord may, from time to time, elect, and apply the net proceeds towards Tenant's obligations hereunder; notwithstanding the foregoing, Tenant agrees, regardless of whether Landlord has relet the Premises, to (A) immediately vacate the Premises upon request from Landlord and (B) pay to Landlord the Rent herein agreed to be paid by Tenant, less the proceeds of reletting, if any, plus Landlord’s documented out-of-pocket cost of tenant improvements, leasing commissions and any and all other reasonable costs related to reletting the Premises. Landlord shall be obligated in such event to exercise in good faith diligent efforts to mitigate its damages by reletting the Premises for the highest rent reasonably obtainable under the circumstances. (iii) Charge a late payment fee as expressly contemplated in Section 4.1 above. (iv) Seek to enjoin such default and/or have the right to invoke any right allowed at law or in equity, by statute or otherwise, as if re-entry, summary proceedings or other specific remedies were not provided for in this Lease. The rights and remedies of Landlord upon a default by Tenant shall be cumulative and not exclusive of any other right or remedy available to Landlord. Notwithstanding anything to the contrary set forth in this Lease, in the event of any monetary Tenant Default described in Section 20.1(a) above, Landlord shall not be permitted to exercise any of the remedies set forth in Sections 20.1(i), 20.1(ii) or 20.1(iv) above unless said Tenant Default remains uncured for more than five (5) business days after delivery of written notice to Tenant regarding any such Tenant Default. For the sake of clarity, the aforementioned 5-business day notice and cure period shall apply to each and every monetary Tenant Default, and shall not be limited to any particular number of monetary Tenant Defaults occurring over the course of any particular period of time.

EXECUTION COPY 20 Notwithstanding anything to the contrary in this Lease, (A) Landlord shall have no right to place a lien on any of Tenant’s personal property, furniture, fixtures or equipment, and (B) Landlord shall not be permitted to engage in any self-help remedies (even if permitted by Applicable Laws) to evict or “lock out” Tenant from the Premises, take possession of any of Tenant’s property or any similar action. Landlord acknowledges and agrees that it may proceed to enforce any of its remedies under this Lease with the appropriate notice and cure periods provided herein. Without limiting any of Landlord’s rights at law or in equity, should this Lease be terminated as provided herein: (1) Tenant shall pay to Landlord all Rent to the date upon which this Lease is terminated; and (2) Tenant shall be liable for and will pay to Landlord, as damages, any deficiency between: (i) the Rent that would have been payable hereunder for the period which otherwise would have constituted the unexpired portion of the Lease Term; and (ii) the net amount, if any, of rents collected under any reletting effected pursuant to this Section 20 for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease or Landlord's re-entry, including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, alteration costs and other expenses of preparing the Premises for such reletting). Such deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for the payment of installments of Base Rent, and if Tenant does not pay such deficiency by the due date, interest shall accrue on such amount (and Tenant shall pay to Landlord) at the highest rate allowed by law (but not to exceed eighteen percent (18%) per annum). Landlord will be entitled to recover from Tenant each monthly deficiency as the same will arise and no suit to collect the amount of the deficiency for any month will prejudice Landlord's right to collect the deficiency for any prior or subsequent month by a similar proceeding or otherwise. A suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election. 20.2. Landlord Default and Remedy Landlord shall in no event be in default in the performance of any of the covenants, conditions or provisions in this Lease unless and until Landlord shall have failed to perform such obligation within thirty (30) days (or such additional time as is reasonably required to correct any such default and Landlord diligently prosecutes said cure to completion) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such covenant, condition or provision. Upon a Landlord default, Tenant shall have all rights and remedies afforded Tenant hereunder or by law or equity. Notwithstanding the foregoing, if any such Landlord default relating to an issue with the roof of the Building creates a material disruption to Tenant’s business operations at the Premises or otherwise creates a condition that is dangerous to person or property, following a second written notice to Landlord and email notice to lkoth@neyer.com, Tenant may, no sooner than twenty-four (24) hours of Landlord cure any such Landlord default and bill Landlord for its reasonable out-of-pocket costs incurred in connection therewith (the “Cure Costs”). If, within thirty (30) days after Landlord’s receipt of Tenant’s invoice for the Cure Costs, Landlord fails to (a) in good faith dispute the Cure Costs invoiced to Landlord or (b) reimburse Tenant for the Cure Costs, then upon at least fifteen (15) days’ prior written notice to Landlord, Tenant shall be permitted to offset an amount equal to the Cure Costs against the next installment(s) of Base Rent owed by Tenant hereunder until such Cure Costs have been fully recouped by Tenant. If Landlord does in good faith contest the Cure Costs, then Tenant shall not have the right to offset the undisputed portion of the Cure Costs until a court of applicable jurisdiction determines the correct amount of such Cure Costs, provided, however, that all the equitable portion of Tenant’s costs related to such filing with, and determination of, the court, including reasonable attorney’s fees, (collectively, “Tenant’s Enforcement Costs”) shall be added to the Cure Costs which Tenant may offset.

EXECUTION COPY 21 20.3. Warrant of Attorney to Confess Judgment Tenant hereby authorizes and empowers any attorney or attorneys of any Court of the Commonwealth of Pennsylvania, upon the happening of any Tenant Default hereunder and if such Tenant Default remains uncured for more than fifteen (15) days after Landlord provides Tenant with a separate written notice that Landlord intends to confess judgement hereunder, to appear for Tenant and as attorney for Tenant to sign an agreement for entering an amicable action of ejectment for possession of the Premises, and to confess judgment therein against Tenant in favor of Landlord, whereupon a Writ of Possession may immediately be issued for the possession of the Premises, without any prior writ or proceeding whatsoever and for so doing, this Lease or a copy hereof verified by affidavit shall be a sufficient warrant. Landlord may bring such amicable action of ejectment before or after the institution of any other litigation arising out of this Lease. 21. NON-WAIVER OF DEFAULTS No waiver of any default by Landlord or Tenant hereunder shall be implied from any omission by Tenant or Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver, and that only for the time and to the extent therein stated. The acceptance by Landlord of Rent, and the payment by Tenant of Rent, in either case with knowledge of the breach of any of the covenants of this Lease by the other party, shall not be deemed a waiver of any such breach. One or more waivers of any breach of any covenant, term or condition of this Lease shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar acts by Tenant. 22. ENVIRONMENTAL / SITE REPRESENTATIONS AND INDEMNITIES 22.1. Hazardous Material “Hazardous Material” means: (i) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. ϶ 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. ss 1801, all as currently amended and amended after this date; (ii) “hazardous wastes,” as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. ϶϶ 6901, et seq., as currently amended and amended after this date; (iii) crude oil or any faction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. ϶϶ 2011, et seq., as currently amended and amended after this date; (v) asbestos in any form or condition; and (vi) polychlorinated byphenyls (PCB’s) or substances or compounds containing PCB’s. 22.2. Environmental Laws “Environmental Laws” shall mean all applicable federal, state, and local laws, regulations, and ordinances relating to public health and safety and protection of the environment, including those statutes, laws, regulation and ordinances identified in Section 22.1 all as amended and modified from time to time. 22.3. Contamination “Contamination” means the presence of Hazardous Material(s) in concentrations which require remediation under applicable Environmental Laws.

EXECUTION COPY 22 22.4. Tenant Representations Tenant represents, warrants and covenants the following to Landlord that as of the Lease Commencement Date and during the entre Lease Term: (a) Other than the initial certificate of occupancy and related permits, Tenant shall have obtained and complied, and will continue to obtain and comply with, all governmental permits required by applicable Environmental Laws relating to the use or operation of the Premises. (b) Tenant shall not have permitted and will not permit to occur any release or disposal of Hazardous Material, on, in, under, or from the Premises. Tenant, however, will be permitted to generate, manufacture, store, treat and transport, in compliance with all Environmental Laws, those Hazardous Materials used in Tenant’s business. Tenant agrees to provide Landlord with Material Safety and Data Sheets for all Hazardous Materials used in Tenant’s business. (c) Tenant will notify Landlord of all written complaints, claims, citations, demands, inquiries, reports, notices or spills or releases of Hazardous Materials relating to compliance with Environmental Laws within five (5) business days of Tenant’s receipt thereof. To the extent possible, Tenant will promptly cure and resolve any such actions and proceedings that result from any Contamination caused solely by Tenant or any of Tenant’s Agents. Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Law for any Contamination caused solely by Tenant or Tenant’s Agents. (d) If Tenant fails to undertake to cure a violation of any of the foregoing warranties, representations, and covenants within a reasonable time, Landlord may cause the removal of any Contamination from the Premises in accordance with Environmental Laws. As to Contamination caused solely by Tenant or Tenant’s Agents, the reasonable costs of any remediation of said Contamination required by Environmental Laws will be Additional Rent under this Lease, and such reasonable costs will become due and payable within thirty (30) days after written demand by Landlord, but only if Tenant fails to undertake to comply with this paragraph within a reasonable time. (e) Tenant agrees to indemnify, defend, and hold Landlord and Landlord’s affiliates, shareholders, directors, officers, employees, and agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind (including reasonable attorneys’ fees and investigation costs, whether defending or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by, or asserted or awarded against Landlord in connection with or arising from or out of: 1. any Contamination which has been caused solely by Tenant or Tenant’s Agents on, in, or under or affecting all or any portions of the Premises; 2. any misrepresentation, inaccuracy or breach of any warranty, covenant or agreement contained (other than (e)(1) above) or referred to in this Section of the Lease by Tenant; 3. any violation or claim of violation by Tenant or Tenant’s Agents of any Environmental Law (other than (e)(1) or (e)(2) above) that Tenant does not diligently undertake to resolve within a reasonable time. This indemnification shall survive the termination of this Lease and shall be in full force and effect for five (5) years after the termination of the Lease, after which time, it shall be null, void, and of no force and effect. The acts set forth in (e)(1), (e)(2), and (e)(3) for which indemnification is provided are hereinafter referred to as “Predicate Acts”. To the extent that any of the Predicate Acts are caused, in whole or in part, by the acts or omissions of Landlord or any other person or party (other than Tenant or Tenant’s Agents), then Tenant’s obligation under this paragraph providing for indemnity shall be limited to the degree and percent that Tenant’s acts or omissions contributed to the Predicate Acts and Tenant shall be responsible only for that portion of the costs which would not otherwise have been incurred were it not for Tenant’s Predicate Acts, and Tenant shall not be liable for any consequential damages of any kind. As of execution of the Lease, Landlord represents that to the best of its knowledge the Premises are not in violation of the above referenced hazards.

EXECUTION COPY 23 22.5. Landlord Representations Landlord represents, warrants and covenants to Tenant, and each of its respective officers, directors, employees, affiliates and successors (collectively, “Tenant Entities”), as follows: (a) Landlord currently leases the Property pursuant to the Landlord Ground Lease and, upon completion, Landlord shall own the Building and Improvements pursuant to and subject to the Landlord Ground Lease and the easements, restrictions and encumbrances of record pertaining to the Property; (b) Landlord shall timely pay, when and as due, all base rent, additional rent and other charges payable by Landlord to Ground Lessor under the Landlord Ground Lease. (c) Except as otherwise expressly provided herein, Landlord shall fully and timely perform its covenants and obligations under the Landlord Ground Lease, including, but not limited to keeping in full force and effect all insurance required of Landlord as tenant under the Landlord Ground Lease. (d) Landlord hereby grants to Tenant the right to receive all of the benefits with respect to the Premises which are to be provided by Ground Lessor under the Landlord Ground Lease (if any). The parties contemplate that Ground Lessor shall, in fact, perform its obligations under the Landlord Ground Lease and in the event of any default or failure of such performance by Ground Lessor, Landlord agrees that it will, upon notice from Tenant, make demand upon Ground Lessor to perform its obligations under the Landlord Ground Lease and Landlord will take appropriate legal action to enforce the Ground Lease. (e) Landlord grants and demises to Tenant the non-exclusive use and benefit of all easements, licenses, rights- of-way, and privileges granted to Landlord under the Landlord Ground Lease. Landlord shall not agree to an amendment or modification to the Landlord Ground Lease which would have a material adverse effect on this Lease, Tenant’s occupancy of the Premises or its use of the Premises, unless Landlord shall first obtain Tenant’s prior written approval thereof. Tenant’s prior written approval shall not be required for an amendment or modification to the Landlord Ground Lease which would make an immaterial and non-economic change or correct an error. In addition, in the event an amendment or modification would have any material adverse effect on Tenant, Landlord shall not, without Tenant’s prior written consent, (i) waive any of its rights under the Landlord Ground Lease, or (ii) grant any consents thereunder. In no event shall Landlord subordinate the Landlord Ground Lease to any future mortgage, deed of trust or ground lease, without the prior written consent of Tenant. Tenant agrees that Landlord may obtain leasehold financing on the Landlord Ground Lease so long as Tenant receives the NDA as contemplated by Section 16 prior to closing on any such financing. If Landlord shall default under this Section then, in addition to all other rights and remedies of Tenant as a result thereof, shall include, without limitation, the right to bring suit in the name of Landlord and/or Tenant to enforce the Landlord Ground Lease and Landlord shall cooperate with Tenant in so doing. (f) Landlord has full power and authority to enter into this Lease and to lease the Premises to Tenant. (g) The Premises will be suitable for Tenant’s Permitted Use and Landlord’s Work shall be performed in a good and workmanlike manner in accordance with all Applicable Laws, and in accordance with all applicable zoning regulations and any covenants binding the owner personally or running with the Property upon which the Building is to be constructed. (h) To the best of Landlord’s knowledge, there is no physical or environmental condition existing in, on, under or surrounding the Premises that violates applicable Environmental Laws. (i) To the best of Landlord’s knowledge, there has been no release or threatened release of Hazardous Materials in, on, under or onto the Premises. (j) To the best of Landlord’s actual knowledge, there is no Contamination in, on, under or surrounding the Premises, including, without limitation, Contamination relating to the presence of PCBs, solvents, mold or microbial matter.

EXECUTION COPY 24 (k) To the best of Landlord’s knowledge, there is no asbestos, asbestos-containing material or lead-based paint in, on or under the Premises or any of the structures situated thereon. (l) To the best of Landlord’s knowledge, there is no condition existing in, on, under or surrounding the Premises that could reasonably be expected to result in a soil vapor intrusion or other indoor air quality in any present or future structure(s) on the Premises. Landlord agrees to indemnify, defend, and hold Tenant and Tenant Entities free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind (including reasonable attorneys’ fees and investigation costs, whether defending or prosecuting any litigation, claim or proceeding) that may be imposed upon, incurred by, or asserted or awarded against Tenant in connection with or arising from or out of (i) any physical or environmental condition existing in, on, under or surrounding the Premises as of the Effective Date or the Lease Commencement Date, including, without limitation the presence of any Contamination or Hazardous Materials, (ii) any breach by Landlord of any covenant or obligation contained in this Section 22.5 and/or (iii) any Contamination or violation of any Environmental Law not directly caused by Tenant, the Tenant Entities or one acting on Tenant’s behalf and at Tenant’s direction. 23. HOLD OVER TENANCY Provided that no Tenant Default then exists, if, without the execution of a new lease or nine (9) months prior written extension notice to Landlord, Tenant shall hold over after the expiration of the Lease Term, Tenant shall have the right to retain possession of the Premises for up to one hundred thirty-five (135) days after expiration of the Lease Term without the possibility of eviction and upon the same terms and conditions of the Lease; provided, however, that during such tenancy, Tenant agrees to pay to Landlord 125% of the monthly installment of Base Rent which was payable in the month immediately preceding the month in which the expiration or termination occurs (“Preceding Rent”). If Tenant remains in possession of the Premises after such 135-day holdover period, Tenant shall pay, as liquidated damages for each day of such hold over period, 150% of the Preceding Rent and the hold over period will constitute a month-to-month tenancy which may be terminated by Landlord or Tenant upon thirty (30) days prior written notice to the other. Notwithstanding anything herein to the contrary, if: (i) Tenant holds over after the expiration or termination of the Term for a period of time in excess of the aforementioned 135-day period; and (ii) Landlord has executed a lease with another tenant (“Replacement Tenant”) whereby Landlord has agreed to lease some or all of the Premises to such Replacement Tenant; and (iii) Landlord provides written notice to Tenant, prior to the expiration of the aforementioned 135-day period, that a lease has been fully executed with a Replacement Tenant for some or all of the Premises; and (iv) such Replacement Tenant terminates its lease with Landlord as a direct consequence of Tenant’s holding over at the Premises beyond the one hundred thirty-fifth (135th) day after the expiration or earlier termination of the Term; then, in the event each of the foregoing criteria are met, Tenant shall be liable to Landlord for liquidated damages in an amount equal to the “base rent” payable by Replacement Tenant to Landlord for the first six (6) months (without taking into account any free rent or other tenant concessions) of the lease that was terminated by Replacement Tenant due to Tenant’s holding over at the Leased Premises beyond such 135- day period. Tenant acknowledges that (x) Landlord shall suffer an adverse impact on its business if a Replacement Tenant terminates a lease for some or all of the Premises as a result of Tenant’s holding over in excess of such 135- day period, and (y) the resulting damages to Landlord may not be susceptible of precise determination (in particular, as the period of time that the Premises may remain vacant after a Replacement Tenant terminates its lease, and the eventual rent to be received by Landlord in a future lease for some or all of the Premises, are unable to be ascertained with certainty). Tenant therefore acknowledges that the liquidated damages described above is a reasonable approximation of Landlord’s damages for such holding over, and such liquidated damages shall not be deemed to be a penalty. No such holding over shall be deemed to constitute a renewal or extension of the Lease Term.

EXECUTION COPY 25 24. CONDEMNATION If the whole or any part of the Premises shall be taken under the power of eminent domain, then the Lease shall terminate as to the part taken on the day when Tenant is required to yield possession thereof, and Landlord, to the extent of the condemnation award, shall, using its best efforts to minimize the interference with Tenant’s business operations, make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition. The Base Rent shall be reduced proportionately as to the part of the Premises taken, the reduction to be effective on the date that Tenant is required to yield possession. If the amount of the Premises so taken is such as to impair substantially the usefulness of the Premises for the purposes for which the same are hereby leased, then either party shall have the option to terminate this Lease as of the date when Tenant is required to yield possession. All compensation awarded for such taking of the fee and the leasehold shall belong to and be the property of Landlord; provided, however, that Tenant shall be entitled to such award as may be allowed for moving expenses, fixtures and other equipment installed by it (specifically excluding fixtures, alterations, additions and other components of the Leased Premises which under this Lease or by law are or at the expiration or earlier termination of the Lease Term will become the property of Landlord) and any other compensation allowed under the laws of the Commonwealth of Pennsylvania, but only if such award or other compensation shall be in addition to the award otherwise available to or for the benefit of Landlord. 25. TENANT’S LIMITED PURCHASE OPTION (a) So long as a Tenant Default does not then exist, Tenant (or an affiliate of Tenant) shall have the option (“Purchase Option”) to purchase the Building and the Improvements and take a corresponding assignment of Landlord’s rights under the Landlord Ground Lease (“Option Property”) for $[**] which Purchase Option may be exercised by Tenant at any time prior to the date that is [**] ([**]) days after the Initial Delivery Date (the “Outside Exercise Date”) by delivering written notice of Tenant’s exercise of the Purchase Option (“Purchase Notice”) to Landlord. In the event Tenant does not provide a written Purchase Notice on or before the Outside Exercise Date, it shall be deemed that Tenant has waived its Purchase Option and Landlord shall then have the right to market and sell or transfer any or all of the Option Property at its sole discretion; provided, however, that Landlord’s right to then market and sell or transfer any or all of the Option Property is subject in all respects to Tenant’s ROFO described in Section 26 below. (b) If Tenant provides Landlord with the Purchase Notice in accordance with Section 25(a) above, Landlord and Tenant shall, within [**] ([**]) days after Tenant’s delivery of the Purchase Notice, enter into a commercially reasonable purchase and sale agreement containing typical representations and warranties for the sale of commercial property to be prepared by Tenant or its counsel and which shall reflect, among other things: (i) the purchase price set forth in Section 25(a) above; (ii) that Tenant’s Security Deposit and the dollar value of any Rent abatements rights accrued under the second paragraph of Section 1.9 above shall be applied toward the purchase price for the Option Property; (iii) that Landlord shall convey title to the Option Property via commercially reasonable assignment and sale documents, free and clear of all objectionable title encumbrances as reasonably determined by Tenant and its title insurer (provided, however, that the Landlord Ground Lease shall not be considered an objectionable title encumbrance); (iv) Tenant shall have thirty (30) days after execution of the purchase agreement for the Option Property to perform due diligence on the Option Property; (v) that the closing on Tenant’s acquisition of the Option Property shall occur on the later to occur of (1) the date that is [**] ([**]) days after the conclusion of Tenant’s due diligence period review period set forth in such purchase and sale agreement and (2) the date upon which Landlord achieves Substantial Completion of the Landlord’s Work (subject to the completion of any Punch List Items, which may be completed after such closing in accordance with the terms set forth in the Work Letter);

EXECUTION COPY 26 (vi) that Landlord and Tenant shall each be responsible for one half of any and all transfer taxes incurred in connection with the closing on Tenant’s acquisition of the Option Property; (vii) that Landlord and Tenant shall pro rate all Taxes related to the Option Property and other items customarily pro-rated at the closing of similar real estate transactions in Allegheny County, Pennsylvania; and (viii) upon the closing of this sale transaction, this Lease shall terminate and the parties shall have no further rights, duties or responsibilities hereunder, except as otherwise expressly provided herein. (c) If Landlord either fails to keep, observe, and perform any terms, covenants, conditions or provisions of this Section 25, such failure could irreparably harm Tenant’s business interests and shall be deemed to be a “Landlord Default” under this Lease. Upon the occurrence of a Landlord Default under this Section 25(c) then, in addition to the remedies set forth in Section 20.2 above, Tenant shall be entitled to seek specific performance of Landlord’s obligations set forth in this Section 25, and Landlord shall reimburse Tenant for all costs and expenses incurred in connection with Tenant’s pursuit of specific performance hereunder. 26. TENANT’S RIGHT OF FIRST OFFER TO PURCHASE Beginning after the expiration of the [**] ([**]) complete calendar month of the Lease Term and continuing until the expiration of the Lease Term (“ROFO Period”), so long as a Tenant Default does not then exist, Tenant, together with its successors, assigns and affiliates, shall have the ongoing right of first offer to assume the Landlord Ground Lease and purchase the Option Property (“ROFO”) on the following terms and conditions: (a) If, during the ROFO Period, Landlord decides to offer to sell (or is otherwise in the process of offering or selling) the Option Property or any portion thereof to a third party (excluding the Landlord Transferees defined herein, a “Third Party Buyer”) or receives an unsolicited bona fide offer to purchase the Option Property from a Third Party Buyer, including by means of a sale directly or indirectly of the partnership interests, membership interests, stock, or other equity interests of Landlord or by means of a merger of Landlord, Landlord shall send written notice to Tenant (“Offer”), which Offer shall set forth the terms on which Landlord would be willing to consummate the sale of the Option Property, including all material economic terms and conditions thereof (“Material Terms”), and which Material Terms shall include, without limitation, the proposed sale price, the proposed timing for sale and the property which will be offered for sale (as applicable, “Offer Property”). Landlord agrees to bargain in good faith on any terms not stated in the Offer. (b) Within [**] ([**]) days after receipt of the Offer, Tenant shall reply by written notice to Landlord either accepting to purchase the Offer Property on the Material Terms set forth in the Offer or rejecting the Offer. Tenant’s failure to respond within such [**]-day period shall be deemed a rejection of the Offer. If Tenant timely accepts the Offer for the Offer Property, then Landlord and Tenant shall endeavor to promptly, but in any case within [**] ([**]) days after Tenant’s notice of acceptance of the Material Terms set forth in the Offer, execute a commercially reasonable purchase and sale contract incorporating the Material Terms set forth in the Offer. If Tenant rejects, or is deemed to have rejected, such Offer, Landlord shall have the right to consummate a sale with a Third Party Buyer for the Offer Property within the [**]-day period commencing on the date that Tenant rejects (or is deemed to have rejected) the Offer, upon the Material Terms set forth in the Offer and for a purchase price not less than [**] ([**]) of the purchase price stated in the Offer, free and clear of Tenant’s ROFO set forth in this Section 26; provided, however, that any such transfer shall be subject to this Lease. If, however, a sale of the Offer Property is not consummated with a Third Party Buyer within the [**]-day period commencing on the date that Tenant rejects (or is deemed to have rejected) the Offer, Landlord shall provide written notice to Tenant of such fact and Tenant’s ROFO set forth in this Section 26 shall automatically be revived and thereafter continue in full force and effect, and Landlord shall thereafter re-offer the applicable Offer Property to Tenant upon any subsequent decision by Landlord to offer to sell the Option Property or any portion thereof to a Third Party Buyer. Furthermore, if, during any such [**]-day period, Landlord offers the Offer Property to a Third Party Buyer (i) for a sales price that is less than [**] ([**]) of the purchase price stated in the Offer, or (ii) upon terms or conditions that are more favorable to a Third Party Buyer than the Material Terms set forth in the Offer as determined by Tenant in its reasonable discretion, then in either event Landlord shall re-offer the Offer Property to Tenant on the terms offered to such Third Party Buyer and said re-offering shall constitute a new “Offer” and trigger the procedures and timelines set forth above as if said re-offer was a new Offer for purposes of this Section 26.

EXECUTION COPY 27 (c) In the event Tenant rejects or is deemed to have rejected any Offer provided to Tenant in accordance with Section 26(b) above, in no event shall such rejection or deemed rejection constitute a waiver with respect to (i) Tenant’s right to receive written notices from Landlord with respect to a sale not consummated within the [**]-day period described above or with respect to a re-offering required pursuant to the terms set forth above, or (ii) Tenant’s ongoing ROFO to purchase all or any portion of the Option Property in accordance with the terms set forth in this Section 26. (d) Notwithstanding anything to the contrary in this Section, nothing in this Section shall restrict Landlord from transferring the Landlord Ground Lease or transferring or selling the entire Option Property at any time to a wholly owned subsidiary of Landlord or the parent of Landlord, or for purposes of placing a mortgage or deed of trust on the Premises in connection with financing or refinancing of the Premises by Landlord (any of which is a “Landlord Transferee”). (e) If Landlord either fails to keep, observe, and perform any terms, covenants, conditions, or provisions of this Section 26, such failure could irreparably harm Tenant’s business interests and shall be deemed to be a “Landlord Default” under this Lease. Upon the occurrence of a Landlord Default under this Section 26(e) then, in addition to the remedies set forth in Section 20.2 above, Tenant shall be entitled to seek specific performance of Landlord’s obligations set forth in this Section 26, and Landlord shall reimburse Tenant for all costs and expenses incurred in connection with Tenant’s pursuit of specific performance hereunder. 27. NOTICES Whenever in this Lease it shall be required or permitted that notice, approval, advice, consent or demand be given or served by either party to this Lease to or on the other, such notice or demand shall not be deemed to have been duly given or served unless in writing and forwarded by certified or registered mail, or by a nationally recognized overnight or locally recognized same-day delivery service to the Landlord's and Tenant's addresses set forth in Sections 1.2, and 1.4, respectively, of this Lease (or such other address as may be given by one party to the other pursuant to this Section), or upon the receipt of an email during normal business hours, addressed in all cases to the party at his or its address set forth in Section 1.2 and Section 1.4 above. 28. RIGHTS RESERVED BY LANDLORD / FORCE MAJEURE Subject in all respects to the other terms set forth in this Lease (including, without limitation, in Section 9 above), Landlord reserves the following rights, each of which Landlord may exercise with notice to Tenant and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim: (a) to retain at all times, and to use in appropriate instances, keys to the main entry doors within and into the Premises; (b) to inspect the Premises at reasonable times and upon reasonable notice; (c) to install, use and maintain in and through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises; and (d) to take any other reasonable action in connection with the Landlord’s performance of its obligations set forth in this Lease. The term “Force Majeure” as used in this Lease means and refers to acts of God, riots, labor strikes (other than strikes of workers, contractors, and suppliers), acts of a public enemy, governmental embargo restrictions, or other events or delays that are beyond Landlord’s or Tenant’s (as the case may be) reasonable control, including, but not limited to, actions or inactions on the part of public utilities or local, state or federal governmental authorities, provided that Landlord or Tenant (as the case may be) has timely made appropriate applications or requests of and to such authorities and has diligently pursued the same. The term Force Majeure will not, however, include any lack of available funds that may otherwise be required for performance of any obligation hereunder.

EXECUTION COPY 28 29. MISCELLANEOUS PROVISIONS 29.1. Term "Landlord" The term "Landlord" as used in this Lease so far as covenants or obligations on the part of Landlord are concerned shall be limited to mean and include only landlord at the time in question of the Premises and in the event of any transfer or transfers of the title to the Premises, upon Tenant’s receipt of documentation signed by any such new landlord, evidencing that any such new landlord has assumed, in writing, all of Landlord’s obligations and liabilities under this Lease, Landlord herein named (and in case of any subsequent transfers or conveyances, the then Landlord) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed. 29.2. Captions of Paragraphs The captions of the paragraphs in this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction. 29.3. Terms "Landlord" and "Tenant” The terms "Landlord" and "Tenant" wherever used herein shall be applicable to one or more persons, as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine, and if there be more than one, the obligations hereof shall be joint and several. 29.4. Words "person" and "persons" Both the word "person" and the word "persons" wherever used in this Lease shall include individuals, partnerships, firms, associations and corporations or any other form of business entity. In the event that two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several. In like manner, in the event that Tenant named in this Lease shall be a partnership or other business association the members of which are, by virtue of statute or general law, subject to personal liability, then in the event, the liability of each such member shall be deemed to be joint and several. 29.5. Rights, Options, Election, Powers and Remedies The various rights, options, elections, powers and remedies contained in this Lease shall be construed as cumulative and no one of them shall be exclusive of any of the others, or of any other legal or equitable remedy which either party might otherwise have in the event of breach or default in the terms hereof, and the exercise of one right or remedy by such party shall not impair its right to any other right or remedy until all obligations upon the other party have been fully performed. 29.6. Financial Statements Tenant hereby acknowledges that it has provided Landlord with the ability to publicly access Tenant’s financial statement(s) prior to the date hereof as a primary inducement to Landlord’s agreement to lease the Premises to Tenant, and that Landlord has relied on the accuracy of said financial statement(s) in entering into this Lease. Tenant represents to the best of its knowledge and belief that the information contained in said financial statement(s) is true, complete and correct in all material aspects. Only in the event Tenant is no longer a publicly traded company or Tenant’s financial statements are not publicly available to Landlord at no cost, during the Lease Term, within ten (10) business days of receipt by Tenant of Landlord written request therefor, Tenant shall furnish to Landlord a balance sheet of Tenant as of the end of the most current fiscal period and a statement of income and expense for that same period, along with a certificate of the chief financial officer, owner or partner of Tenant to the effect that to the best of their knowledge and belief the financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present the financial condition and results of operations of Tenant as of and for the period covered. Landlord agrees to keep confidential and not disclose to any person or entity any financial information furnished by Tenant, except that Landlord may disclose such information to its attorneys, lenders, potential purchasers, partners and financial advisors.

EXECUTION COPY 29 29.7. Time Time is of the essence with respect to the performance of each of the covenants and agreements under this Lease. 29.8. Provisions Binding Each and all the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering or subletting of all or any part of Tenant's interest in this Lease. 29.9. State Law This Lease shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania. 29.10. Covenants and Agreements This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the rental, use and occupancy of the Premises and the other matters set forth in this Lease. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect, and the covenants and agreements of this Lease cannot be altered, changed, modified or added to except in writing signed by Landlord and Tenant. No representation, inducement, understanding or anything of any nature whatsoever made, stated or represented on Landlord's behalf, either orally or in writing (except as expressly set forth in this Lease), has induced Tenant to enter into this Lease. 29.11. Invalid or Illegal Provisions Any provision or provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect. 29.12. Effective Date of Conditions, Covenants and Agreements Except with respect to those conditions, covenants and agreements of this Lease which by their nature could only be applicable after the commencement of, during or throughout the Lease Term, all of the other conditions, covenants and agreements of this Lease shall be deemed to be effective as of the Effective Date. 29.13. Lease Commissions Tenant and Landlord each represents and warrants for the benefit of the other that they have not engaged any broker, finder or other person, other than CBRE, Inc. (“CBRE”) representing both Landlord and Tenant as a dual agent. Landlord shall be responsible for the payment of any commission or fee to CBRE in respect of the negotiation, execution of delivery of this Lease, and Landlord and Tenant shall each indemnify the other against loss, cost, liability or expense incurred by either party as a result of any claim asserted by any broker, finder or other person on the basis of any arrangement or agreement made or alleged to have been made by or on behalf of the other party. 29.14. Relationship of Landlord and Tenant Nothing contained herein will be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent, nor any other provision contained herein nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

EXECUTION COPY 30 29.15. Recording of Memorandum of Lease Landlord and Tenant each hereby agrees that it will not record this Lease; however, a Memorandum of Lease in the form attached hereto as Exhibit H (“MOL”) shall be executed by Landlord and Tenant simultaneously with this Lease and Landlord will, at its expense, thereafter promptly cause the MOL to be recorded in the Allegheny County Department of Real Estate (in any case within seven (7) days of the Effective Date). Failure by Landlord to timely record such MOL shall be Landlord Default hereunder, without application of any cure period in respect thereof. 29.16. Submission of Lease The submission of this Lease, whether in blank form or with all or some of the blanks herein completed, shall not vest in Tenant any rights with respect to the Premises or the Building or be deemed, in any respect, to be binding upon Landlord. Until both Landlord and Tenant have executed this Lease, Tenant shall not be deemed to have acquired any rights with respect to the Premises or the Building. 29.17. Counterparts This Lease may be executed and delivered in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Furthermore, the undersigned agree that electronic transmission of this Lease by e-mail, facsimile or telecopy shall be deemed transmission of the original Lease for all purposes. 29.18. Representations on Authority of Parties/Signatories Each person signing this Lease represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Lease. Each party represents and warrants to the other that the execution and delivery of the Lease and the performance of such party’s obligations hereunder have been duly authorized and that the Lease is a valid and legal agreement binding on such party and enforceable in accordance with its terms. 29.19. Personal Liability Landlord, and any person, firm, or corporation comprising Landlord shall not have any personal liability with respect to any of the provisions of this Lease. Tenant's sole recourse shall be against the Building, and the real and personal property comprising the same for the satisfaction of any of the Tenant's claims and remedies. No partner, member or shareholder of Tenant, nor any director, officer, employee or other party with interests in Tenant or any such partner, member or shareholder of Tenant shall be subject to personal liability hereunder. [SIGNATURE PAGES FOLLOW]

EXECUTION COPY 31 IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease to be effective as of the above date, but actually on the dates set forth below. LANDLORD: NORTHFIELD I, LLC, an Ohio limited liability company By: Al. Neyer, LLC an Ohio limited liability company, its Manager By: Stephanie P. Gaither, Sr. Vice President & CFO STATE OF OHIO ) ) SS: COUNTY OF HAMILTON ) The foregoing instrument was acknowledged before me this ___ day of December, 2019, by Stephanie P. Gaither, Sr. Vice President & CFO, of Al. Neyer, LLC, an Ohio limited liability company, the Manager of Northfield I, LLC, an Ohio limited liability company, on behalf of such company. Notary Public [TENANT’S SIGNATURE PAGE FOLLOWS]

EXECUTION COPY 32 TENANT: KRYSTAL BIOTECH, INC., a Delaware corporation By: Krish S. Krishnan, President and Chief Executive Officer STATE OF ) ) SS: COUNTY OF ) The foregoing instrument was acknowledged before me this ____ day of December, 2019, by Krish S. Krishnan, President and Chief Executive Officer of Krystal Biotech, Inc., a Delaware corporation, on behalf of such corporation. Notary Public

EXECUTION COPY A-1 EXHIBIT A Site Plan of Premises [See attached.]

EXECUTION COPY A-1-1 EXHIBIT A-1 Property Legal Description All that certain lease area being a part of lands now or formerly of The Allegheny County Airport Authority, situate in the Township of Findlay, County of Allegheny and Commonwealth of Pennsylvania, being more particularly bounded and described as follows: Beginning at a point on the southerly line of Halverson Road, a sixty-eight (68) foot road, said point being the northerly corner of the parcel herein conveyed and intersection with lands now or formerly of The Allegheny County Airport Authority; thence from beginning through lands now or formerly The Allegheny County Airport Authority the following four (4) courses and distances: 1. S 84°13’31” E a distance of 76.33 feet to a point; 2. S 03°26’54” E a distance of 921.81 feet to a point; 3. N 86°26’37” W a distance of 558.89’ feet to a point; 4. N 03°26’54” E a distance of 723.36 feet to a point on the southerly line of Halverson Road; thence along Halverson Road S 86°33’46” E a distance of 192.68 feet to a point; thence by same with an arc having a curve to the left, having a radius of 309.00 feet, an arc length of 375.10 feet to a point the northerly corner of the parcel, at the point of beginning. Containing an area of 10 acres.

EXECUTION COPY B-1 EXHIBIT B WORK LETTER The terms, definitions, and other provisions of the Lease are hereby incorporated into this Work Letter by reference as if set forth in full. In the event of any inconsistencies between this Work Letter and the provisions of the Lease, the provisions of this Work Letter shall control. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. IN CONSIDERATION OF the execution of the Lease and the mutual covenants and conditions hereinafter set forth, the parties agree that this Work Letter and the terms hereof shall apply to the completion of Landlord’s Work. 1. CONSTRUCTION OF THE BUILDING Landlord, by and through Al. Neyer, LLC, an Ohio limited liability company (“Contractor”), shall promptly construct the Building in an effort to achieve Substantial Completion on or before the Estimated Lease Commencement Date. 2. LANDLORD’S WORK Landlord’s Work shall include the planning, designing and construction of the Landlord’s Work, including the Building, in accordance with the Plans and Specifications attached hereto as Exhibit B-1 and in accordance with all Applicable Laws including, but not limited to, all applicable building codes. In addition, Landlord’s Work shall include the (i) procurement of all permits and approvals necessary for the development and construction of the Landlord’s Work required by any governmental agency having jurisdiction over the development and construction of the Landlord’s Work; (ii) coordination of architectural and engineering services necessary for the construction of the Building; (iii) site preparation, construction and providing labor, supplies, materials and equipment and such other services required to be furnished and performed in accordance with the Plans and Specifications necessary to complete the Landlord’s Work; and (iv) if not precluded by the scope of Tenant’s Work remaining to be completed as of the time Landlord has achieved Substantial Completion of Landlord’s Work, procurement of a certificate of occupancy from the applicable governmental authorities permitting Tenant to occupy the Premises upon Substantial Completion of the Landlord’s Work. 3. COST OF LANDLORD’S WORK Landlord’s Work shall be completed at Landlord’s sole cost and expense, except that Tenant shall fund Tenant’s Cash Contribution (as defined below) in accordance with the following: a. On or before the date Landlord closes on its construction loan with respect to the Premises, and in any case upon no less than ten (10) days’ prior written notice from Landlord to Tenant, Tenant shall deposit with TriState Capital Bank (the “Escrow Agent”) the sum of Two Million Four Hundred Thousand Dollars ($2,400,000.00) (“Tenant’s Cash Contribution”), which amount shall be applied against the first $2,400,000.00 of hard costs associated with Landlord’s Work. b. Landlord and Tenant agree that, on or before the date Landlord closes on its construction loan with respect to the Premises, Landlord, Tenant and the Escrow Agent shall enter into a commercially reasonable escrow agreement (the “Escrow Agreement”) pursuant to which an escrow account shall be established with the Escrow Agent, for the collection of Tenant’s Cash Contribution and disbursement thereof for the first $2,400,000.00 of hard costs associated with Landlord’s Work. In no event shall Tenant be obligated to make Tenant’s Cash Contribution until the Escrow Agreement has been fully executed by Landlord, Tenant and the Escrow Agent, and a fully executed copy thereof has been provided to Tenant. The Escrow Agreement shall provide, among other things, the manner in which draws may be made from the escrow account established thereby. c. Landlord and Tenant hereby acknowledge and agree that Tenant’s Cash Contribution shall not cover the entire cost of Landlord’s Work, but rather is intended to reduce the amount of Landlord’s equity and debt required in order to accomplish the construction of Landlord’s Work hereunder.

EXECUTION COPY B-2 4. PLANS; CHANGES TO PLANS a. Construction Plans: Landlord’s Work shall be constructed in accordance with the Plans and Specifications. b. Changes to Plans and Specifications: i. No material change to the Plans and Specifications shall be made by Landlord or Tenant unless such change is first approved in writing by both parties, which approval shall not be unreasonably withheld, conditioned or delayed (“Change Order”). Provided a Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and the Schedule resulting from said Change Order ("Change Order Memorandum"). Tenant shall, within three (3) days following Tenant's receipt of a Change Order Memorandum, either (a) execute and return the Change Order Memorandum to Landlord, (b) retract its request for the Change Order, or (c) revise the original request for the Change Order. ii. At Landlord's option, Tenant shall pay to Landlord (or Landlord's designee), within thirty (30) days following Landlord's request, any increase in the cost of Landlord’s Work resulting from a Change Order, as set forth in the applicable Change Order Memorandum. iii. In the event of any decrease in the cost of Landlord’s Work resulting from a Change Order, as set forth in the applicable Change Order Memorandum, Base Rent will proportionately adjust to account for any such decreases, which adjustment shall be equal to the product of (x) a rent constant equal to Eight and 25/100 Percent (8.25%) multiplied by (y) the amount of the actual decrease to the cost to perform Landlord’s Work due to any such Change Order. All adjustments to Base Rent resulting from Change Orders that decrease the cost of Landlord’s Work – as well as the corresponding adjustment to the Purchase Price for Tenant’s exercise of the Purchase Option – shall be memorialized in the Lease Commencement Date Memorandum attached to the Lease as Exhibit C. iv. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the executed Change Order Memorandum associated with such Change Order and Tenant has paid Landlord in full, at Landlord’s discretion, for said Change Order. v. Upon receipt of a request from Tenant to Landlord to make a material change to the Plans and Specifications (“Proposed Tenant Change”), Landlord shall cause the Contractor, within fourteen (14) days of receipt of same, to promptly estimate the effect on cost and schedule in completing the Proposed Tenant Change, if any, and to report such estimate to Landlord who is responsible for in turn reporting the estimate to Tenant. Prior to Landlord implementing a Change Order for the purpose of effectuating a Proposed Tenant Change, Tenant must agree, in writing, within three (3) business days after delivery of the estimated cost and delay from Landlord, to pay any increased costs of Landlord’s Work associated with such Proposed Tenant Change. Contractor shall proceed with Landlord’s Work, excluding any Proposed Tenant Change, pending the consideration of said Proposed Tenant Change. Any actual delay in Landlord’s Work caused by a Proposed Tenant Change shall constitute a Tenant Delay. No Proposed Tenant Change shall be deemed approved until Tenant notifies Landlord in writing of Tenant’s willingness to accept responsibility for a Tenant Delay, if any, which arises from such Proposed Tenant Change as specifically delineated by Landlord. Tenant shall have the right to withdraw any requested Proposed Tenant Change if Tenant is unwilling to pay any increased costs or accept responsibility for a Tenant Delay associated with the Proposed Tenant Change. vi. If a Change Order is necessitated by Landlord’s failure to complete the Landlord’s Work in accordance with the Plans and Specifications or any other act or omission of Landlord or Contractor, Landlord shall be responsible for all of the reasonable costs associated with such Change Order and the delay resulting from such Change Order, if applicable.

EXECUTION COPY B-3 4. PUNCHLIST The term “Punch List Items” shall mean details of construction, decoration, and mechanical adjustment which, in the aggregate, are minor in character and do not interfere with the Tenant’s use or enjoyment of the Premises. Punch List Items shall be identified by Tenant within a reasonable time after Substantial Completion and completed by Landlord as soon as reasonably practical and no later than thirty (30) days after Tenant identifies the Punch List Items. Landlord shall be granted reasonable rights of access to the Premises after Substantial Completion for the purposes of completing such Punch List Items provided that Landlord shall use its reasonable efforts to cause as little interference with Tenant’s Work, and otherwise with Tenant’s use and occupancy of the Premises, as reasonably possible. All Punch List Items shall be completed by Landlord (or Contractor, at Landlord’s direction) to the reasonable satisfaction of Tenant, irrespective of whether said Punch List Items have been completed as of the date upon which Tenant closes on its acquisition of the Option Property in accordance with Section 25 of the Lease, if applicable. 5. COOPERATION Throughout the entire process of completing the construction of the Building, Landlord and Tenant shall cooperate with the other to promptly provide any additional information and details and to respond promptly to any requests reasonably requested by the other party regarding such construction. Each party shall consider reasonable alternatives and solutions to any disputed elements in the construction and act in a timely manner with reasonable cooperation to provide maximum flexibility in completing the construction. 6. DRAWINGS AND AUTOCAD FILES Landlord shall provide Tenant with electronic files of all architectural, construction and subcontractor drawings of the leased Premises within Sixty (60) days following the Commencement Date. These files may be used solely in connection with the Building and the Premises. Landlord shall provide Tenant with a complete set of the Plans and Specifications and as-built drawings (including space planning, architectural, mechanical, engineering, electrical and plumbing) with respect to the Premises within thirty (30) day of the Lease Commencement Date.

EXECUTION COPY B-1-1 EXHIBIT B-1 Plans and Specifications for Landlord’s Work Items defined below as specific scope items relative to the Base Building are considered scope that is included in Base Building cost and not part of the $60/SF TI Office Allowance. Any unused portion of allowance could be used to offset other Tenant related FFE. Included in this project are the following: 1. Complete plans and specifications. a. Architectural (for Base Building – TI Design will be part of TI Allowance) b. Structural engineering c. Civil engineering d. Design build mechanical and electrical engineering (for Base Building – TI Design will be part of TI Allowance) 2. Building permit and tap fees for potable and sanitary service. Additional Electrical and Gas related fees (if any) associated with Utility Company evaluation/installation of enhanced Gas or Electric Service are not included. 3. General condition items: a. Field and office supervision b. Temporary facilities and controls c. Progress and final clean up d. Liability insurance including Builder’s Risk e. Layout 4. Excavation & Site Utilities a. Al. Neyer will perform all cut/fill soil operations and fine grading to bring grades from existing condition to proposed grades. b. On site utilities 1) Storm piping and structures piped to existing storm detention system. 2) Water (for fire protection and domestic) shall enter the building at a point to be determined by the engineer. 3) Sanitary sewer shall enter the building from existing sanitary manhole on site. Invert Elevation for Sanitary will allow for Sanitary to be run approximately midway through the building at 1% slope. More remote sanitary can be accommodated with 8 inch line run at 0.5% slope. Final design to be coordinated with Tenant. 4) Gas piping to be extended by the service provider into the building. People’s Gas – See note above on fees. 5) Electric and phone/data shall enter the building on the dock side. 5. Asphalt paving a. Heavy duty for main drive and entire paved dock area. Heavy duty design is made of 8” of limestone subbase + 4” asphalt binder course + 1.5” asphalt wearing course. b. Light duty is included for the parking lot and road connecting to main drive. Light duty design is made of 6” of limestone subbase + 2.5” asphalt binder course + 1.5” asphalt wearing course. 6. Landscaping per Township requirements. 7. Concrete building foundations shall consist of conventional perimeter strip footings, and isolated column pads using 3,000psi concrete.

EXECUTION COPY B-2 8. Exterior concrete. a. 7” unreinforced concrete over 4” of compacted gravel base extending 60’ from the dock wall of the building. b. 4” concrete sidewalk with turn down curb as shown. c. Asphalt wedge curb at car parking lot only. There are no curbs around perimeter of concrete paving. d. Concrete Equipment Pad 52’ x 52’, including concrete drive aisle as well as a 12’ tall privacy fence and access via two-man gates and two large equipment swing gates – Design of Slab will support 23,000 lb storage tank. 9. The building slab-on-grade at the office space includes 7” concrete reinforced with poly fibers at a rate of 1.5 #/cy on a 6” compacted limestone base. The SOG will receive an Ashford Sealer or equal 10 mil vapor barrier at the office areas. 13,985 sf of concrete is included for the office area. The rest of the slab on grade will be left out for future installation by tenant. The cement stabilized subbase will be prepared at 13 inches below finished floor to allow for Tenant utility rough in work followed by 6” of stone and 7’ inches of concrete by Tenant 10. Load bearing nominal 8” precast concrete wall panels per elevations finished with a textured paint system on exterior face. Interior face of concrete walls to remain unpainted. All exposed exterior wall joints shall be caulked. Exterior precast walls to have R-13 insulation and Building envelope will be designed to meet current Energy Code (Fabcon verscore + green panels). 11. Conventional steel framing system consisting of steel columns, girders, joists and deck; using approximately 50’-0” x 50’-0” bay spacing or as shown on floor plans: a. Single slope roof draining to dock side. b. Tube columns. c. Bar joists and joist girders. d. Metal roof deck (underside) to be prime painted white. e. 40’ clear height in warehouse area (40 ft clear height will begin 61 ft in from dock wall – or 39’-0” clear from dock wall to, one-foot past speed bay column line). f. Joists are designed as KCS for allowance of up to 30psf worth of hanging loads. The 30PSF collateral can be applied up to a 2,000-pound point from bottom chord of joist. The quantity of points loads on an individual joist can exceed the uniform 30 PSF load. 30 PSF design applied to entire building with exception of current and future office area location and at dock bay. g. Four (4) roof frames for HVAC rooftop units. h. One (1) roof ladder with cage to be coordinated with Tenant at an interior location. i. Bollards to protect drive-in doors. j. (2) two galvanized dock stairs. k. (3) three dock pit frames. 12. The roof shall be a mechanically fastened .060” mechanically attached EPDM roof membrane system with a manufacturer’s 15-year material and labor warranty over R-30 (or, as required by code) 3.8” polyiso insulation. Roofing shall include prefinished gutters and downspouts draining at rear dock elevations as indicated on drawings. 13. Exterior insulated hollow metal egress doors and frames with medium duty hardware as shown on plans. Doors requiring vision lights to be coordinated with Tenant. 14. Aluminum framed storefront system as shown on elevations consisting of anodized aluminum finish, medium stile, and 1” tempered clear glass. Approximately 2,300 SF of glass is included.

EXECUTION COPY B-3 15. Painting includes: a. Exterior of precast wall panels to include one (1) coat of LOXON primer + one (1) coat of textured medium Sherwin Williams finish paint. b. Paint all HM doors and frames. 16. Overhead doors and equipment include: a. Five (5) 9’ x 10’ insulated manual overhead dock door capable of air curtain in the future. b. Two (2) 12’ x 14’ insulated automatic overhead drive in doors. c. Three (3) dock seals. d. Three (3) 40” double arm incandescent dock lights. e. Three (3) 6’ x 8’, 30,000 lb mechanical dock levelers. f. Three (3) dock locks. 17. Plumbing system includes: a. Approximately 600 lineal feet of 8” sanitary piping run underground along 1st interior column bay with clean outs every 50 feet. Final configuration TBD. b. Approximately 660 lineal feet 4” insulated water line run overhead from a point 1’-0” AFF in the meter room located on the south side and then extended up to the underside of the roof deck above. Includes two hose bibs. Final configuration TBD. c. Gas piping, 3 “ (3 psig) run from the meter inside the building, up to the roof. 18. Fire protection system shall be installed in the new warehouse as an ESFR K-17 system with a fire pump. A fire hydrant is included on the office side of the building and a wall hydrant is included for the dock side of the building. Fire protection for Office space will be part of TI Allowance a. Water storage tank for increased water pressure is not included. 19. Warehouse Heating and Ventilation: a. Provide unit heaters (Reznor type or equivalent) adequate to maintain 50 deg F indoor air temperature with 0 deg F outside air temperature. b. Includes gas piping to heaters. 20. Electric consists of the following: a. Electric service to be 5,000 amp, 480/277V, 3 phase, 4-wire service with copper conductors from the utility in the street to the main electrical distribution panel located in the building. Ground bar to be provided. Provide a separate panel for exterior lighting. b. Primary and secondary conduit to consist of (2) 5” conduit for electric, and (3) 5” for data/phone. c. Warehouse interior lighting shall consist of one hi bay fixture per bay based on an open floor plan. d. Power for unit heaters. e. Power for two (2) overhead door operators. f. Exterior lighting consisting of wall packs to meet zoning requirements and will be controlled by photocell. Light poles are included on the parking side of the building as required by code and controlled by Photocell and/or timer. g. Emergency and exit lighting as required by code. h. Fire alarm and/or sprinkler monitoring system as required by code. Tenant Specifications for Krystal Biotech included: a. 100,000 SF Warehouse which includes 13,985 sf interior office fit-out. b. 200 car parking spots. c. Office finish allowance of $839,100 included. d. Pipe bollard protection included at overhead doors. e. Levelers, bumpers, seals included on dock doors. f. 5,000 amps at 277/480 volt - 3 phase power to be provided.

EXECUTION COPY B-4 g. Clear height of 40 feet h. LED Lighting included in warehouse, at 1 fixture per bay. i. Unit heaters included in warehouse sufficient to heat entire building including above office space. Clarifications 1. No interior tenant improvements other than outlined above. 2. Auxiliary Power Systems (UPS and Generator) are not included. 3. No special process related items are included. 4. Phone and data wiring are considered part of TI costs – Landlord provided TI will include Phone/data conduit rough in to be coordinated with Tenant.

EXECUTION COPY B-5

EXECUTION COPY B-2-1 EXHIBIT B-2 Schedule for Landlord’s Work [See attached.]

EXECUTION COPY B-3-1 EXHIBIT B-3 Description of Tenant’s Work Tenant’s work in the Building shall generally include (but not be limited to) the construction or installation of the following items: 1. Approximately 15,000 – 20,000 square feet of structural steel mechanical mezzanine with walkable ceiling system. 2. Approximately 300 lineal feet of internal demising walls separating Tenant’s Phase I build out area from the future planned Phase II expansion area. 3. Secondary employee entrance with access control system. 4. Production employee locker rooms, gowning area, and break room; and three restrooms for each such area. 5. Production team offices as needed. 6. Clean room structures. 7. Dry fire suppression system in process areas. 8. Air handling equipment and air filtration systems. 9. Water purification and distribution system. 10. Potable and sanitary water system. 11. Effluent purification system. 12. UPS and backup generator systems. 13. Process gas and LN2 tanks and piping. 14. Air compressor and air line systems. 15. Boiler system. 16. Trash compactor. 17. Concrete floor slab in areas of the Building other than the office area being constructed by Landlord.

EXECUTION COPY B-4-1 EXHIBIT B-4 Initial Delivery Conditions Each of the following aspects of Landlord’s Work shall be completed in accordance with the Plans and Specifications: 1. Building shell complete, including all exterior walls, roof and roof membrane fully installed and in working condition sufficient to allow Tenant to commence (or cause the commencement of) Tenant’s Work. 2. Landlord shall have completed the portion of interior slab on grade related to the office portion of the Premises as described in Exhibit B-1; Landlord shall have completed the remainder of the Premises with subbase prepared in accordance with Exhibit B-1. 3. All exterior doors and aluminum façade of the Building installed so the Building is capable of being secured.

EXECUTION COPY

EXHIBIT C

Commencement Date Memorandum

THIS COMMENCEMENT DATE MEMORANDUM is entered into on _______________, 202__ between NORTHFIELD I, LLC, an Ohio limited liability company ("***Landlord***") and KRYSTAL BIOTECH, INC., a Delaware corporation ("***Tenant***").

On December ___, 2019 Landlord and Tenant entered into a lease ("***Lease***") covering certain Premises described in the Lease.

In accordance with Sections 3.1 and 3.4 of the Lease, Landlord and Tenant are executing, acknowledging and delivering this Agreement for the purposes of specifying (a) the dates of the commencement and termination of the Lease Term**[and][,]** (b) the final rentable square footage of the Building**[, (c) an updated Base Rent table, and (d) an updated Purchase Price for the Option Property, relative to Tenant's Purchase Option]**. Any terms capitalized herein, but no defined herein shall have the meanings ascribed to them in the Lease.

1. The Lease Term commenced on __________, 202__ ("***Lease Commencement Date***"), and shall terminate on ____________________.

2. The approximate number of square feet of the Building is ________ rentable square feet.

3. Tenant's Base Rent obligation under the Lease shall commence on the Lease Commencement Date.

4. **[The Base Rent table set forth in Section 1.11 of the Lease is hereby amended and restated as follows:]**

TIME PERIOD (Months)	ANNUAL BASE RENT	MONTHLY BASE RENT
1 – 12	$ [________]	$ [________]
13 – 24	$ [________]	$ [________]
25 – 36	$ [________]	$ [________]
37 – 48	$ [________]	$ [________]
49 – 60	$ [________]	$ [________]
61 – 72	$ [________]	$ [________]
73 – 84	$ [________]	$ [________]
85 – 96	$ [________]	$ [________]
97 – 108	$ [________]	$ [________]
109 – 120	$ [________]	$ [________]
121 – 132	$ [________]	$ [________]
133 – 144	$ [________]	$ [________]
145 – 156	$ [________]	$ [________]
157 – 168	$ [________]	$ [________]
169 – 180	$ [________]	$ [________]

5. **[The Purchase Price set forth in Section 25(a) of the Lease is hereby amended and restated to be $[______].]**

6. Payment of Additional Rent shall commence on the Lease Commencement Date.

C-1

EXECUTION COPY {S1415752.1} C-2 7. The Landlord has Substantially Completed all of Landlord’s Work in accordance with the Work Letter, and has fulfilled all other items designated as Landlord’s obligation under the Lease which were to be completed prior to the Lease Commencement Date (excluding punch list items as agreed upon by Landlord and Tenant), and Tenant has accepted the Premises as of the Lease Commencement Date. 8. The execution of this memorandum shall not constitute the exercise by Tenant of any option it may have to extend the Lease Term. 9. The Lease is in full force and effect and is hereby ratified and confirmed. [SIGNATURE PAGE FOLLOWS]

EXECUTION COPY C-3 IN WITNESS WHEREOF, Landlord and Tenant have executed two (2) originals hereof on the above date. LANDLORD: NORTHFIELD I, LLC, an Ohio limited liability company By: Al. Neyer, LLC an Ohio limited liability company, its Manager By: Name: Title: Date: TENANT: KRYSTAL BIOTECH, INC., a Delaware corporation By: Name: Title: Date:

EXECUTION COPY D-1 EXHIBIT D RULES AND REGULATIONS Tenant covenants and agrees to comply with the following rules and regulations as they may be modified or amended during the Lease Term. 1. The sidewalks, entrances and passages of the Park Common Areas shall not be obstructed by Tenant or used for any purpose other than ingress and egress to and from the Premises. 2. Tenant shall be responsible for maintaining ADA compliance within the Premises. 3. Tenant shall not use handbills for advertising at the Property. 4. Landlord agrees that at any time during Tenant's occupancy, Tenant shall have the right to install & maintain an antenna or communications device or similar equipment on the roof of the Premises or at any other location at the Property; in-building wireless antennas; an uninterruptible power supply (UPS) in the Premises; and any generator and generator pad necessary for Tenant’s operations in the Premises so long as such installation and maintenance does not in any way void, in whole or in part, the roof warranty or any other warranty for the Premises. Prior to vacating the Premises, Tenant must remove Tenant’s equipment which has been installed on the roof and make repairs to the roof as necessary to bring it back to its original condition in accordance with Section 3.3 of the Lease. 5. Tenant shall not suffer, allow, or permit any vibration, light, or other effect to emanate from the Premises, or from any machine or other installation therein, or otherwise suffer, allow, or permit the same to constitute a nuisance or otherwise interfere with the safety, comfort, or convenience of other tenants at the Park. Upon notice by Landlord to Tenant that any of the aforesaid is occurring, Tenant agrees to forthwith remove or take reasonable steps to control the same. 6. Canvassing, soliciting and peddling in the Park Common Areas are prohibited and Tenant shall cooperate to prevent the same. 7. Tenant shall, at Tenant’s cost, use such pest extermination contractor as Landlord may direct at such intervals as Landlord may reasonably require, provided the cost thereof is competitive to any similar service available to Tenant. 8. Tenant, upon termination of its tenancy, shall deliver to the Landlord all keys of offices, rooms and toilet rooms which have been furnished to Tenant or which Tenant shall have had made, or in the event of loss of any such keys so furnished, shall pay Landlord therefor. Tenant shall provide Landlord with a key to access the main entrance of the Premises in accordance with Section 9 of the Lease. 9. Smoking is prohibited anywhere inside the Building. Smoking shall be permitted only in the exterior “designated smoking” areas, where refuse receptacles have been made available for the proper disposal of all discarded tobacco products. Tenant and its authorized representatives or invitees shall not throw litter of any kind in or about the Building, except in receptacles placed in it for that purpose. 10. No animals or birds may be brought in or kept in or about the Building or Premises, except for bona fide service animals. 11. Disposal of trash and other materials shall be done in compliance with all governmental requirements. 12. No foreign substances shall be disposed of in toilets, urinals, or wash bowls. Any expense incurred by Landlord resulting from violation of this rule shall be borne by Tenant. 13. In order to maintain an environment that is safe and free of violence, except for professionally licensed security personnel hired by Landlord or Tenant, Landlord prohibits the wearing, transporting, storage, presence or use of weapons on any part of the Property, regardless of whether the person is licensed to carry the weapon. Tenant shall at all times observe this policy and take all actions necessary or appropriate to enforce this policy with respect to its employees, agents, contractors, subcontractors, invitees, licensees and customers. Tenant must further ensure that: (i) any agent, employee, contractor or subcontractor who violates this policy will be subject to disciplinary action, up to and including dismissal, and (ii) any of Tenant’s agents, employees,

EXECUTION COPY D-2 contractors, subcontractors, invitees, licensees or customers who violate this policy will be immediately removed from the Property and reported to the police authorities. Landlord shall have no obligation to ensure, and Tenant shall be solely responsible for ensuring, that said Tenant and its respective agents, employees, contractors, subcontractors, invitees, licensees and customers comply with this policy and any further rules and regulations with respect to the presence of a weapon on the Property. The terms and provisions of this section shall be in accordance with 18 PA C.S.A. sec.6102 et seq. 14. Landlord may waive any one or more of these rules and regulations, but no waiver by Landlord will be construed as a waiver of those rules and regulations as a whole, nor prevent Landlord from enforcing any rules and regulations. 15. Landlord may, at Landlord's option, amend or add new rules and regulations for the use and care of the Premises, but only to the extent that Landlord has provided a written copy of same to Tenant at least thirty (30) days in advance.

EXECUTION COPY E-1 EXHIBIT E Landlord Ground Lease [See attached.]

EXECUTION COPY F-1 EXHIBIT F Form of SNDA [To be provided.]

EXECUTION COPY G-1 EXHIBIT G Form of Landlord Ground Lease NDA GROUND LANDLORD'S NON-DISTURBANCE AGREEMENT The undersigned, Allegheny County Airport Authority, a body politic, organized under the Municipal Authorities Act of 1945 ("Ground Landlord"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, represents, warrants, covenants and agrees to and with KRYSTAL BIOTECH, INC., a Delaware corporation ("Tenant") as follows with respect to that certain Lease Agreement between Tenant and NORTHFIELD I, LLC, an Ohio limited liability company ("Landlord"), dated December 26, 2019 ("Lease") pertaining to the lease of certain real property consisting of approximately 10 acres located on that certain land in Findlay Township, Pennsylvania described on Exhibit A attached hereto, together with all rights, privileges and easements appurtenant thereto and a building to be constructed thereon, as more particularly described in the Lease (collectively, "Premises"): 1. Ground Landlord and Landlord are parties to that certain Ground Lease Agreement, dated December 26, 2019 ("Ground Lease"), of which the Lease is subject and subordinate. 2. Tenant shall not be disturbed in its possession of the Premises by Ground Landlord, or any person acting by, through or under Ground Landlord, for so long as Tenant is not in default under the Lease. 3. In the event that the Ground Lease is repudiated, disclaimed, or terminated at any time prior to the expiration or earlier termination of the term of the Lease, including without limitation as a result of Landlord's default, bankruptcy, insolvency or dissolution, and Tenant is not then in default of its obligations under the Lease, then Ground Landlord agrees that the Lease shall automatically continue in full force and effect, and Ground Landlord shall continue to honor the terms of the Ground Lease and Lease, as modified by, and with respect to, this Landlord's Consent, as though Tenant were the direct tenant of Ground Landlord, and Tenant's interest in the Premises shall continue without interruption. 4. Landlord forever waives (i) any right provided by law or otherwise to obtain, foreclose upon, execute upon or otherwise benefit from a lien or other encumbrance against the Personal Property (as defined in the Lease) located at the Premises for rent or other sums due Ground Landlord, whether under the Ground Lease or Lease, or any other obligation of Tenant to Ground Landlord, and (ii) any right provided by law or otherwise to distraint or distress the Personal Property of Tenant located on the Premises. 5. With respect to the Lease, Ground Landlord represents, warrants and covenants to Tenant as follows: (A) Tenant's intended use of the Premises for industrial manufacturing, warehouse, distribution, storage, office and ancillary uses related to the foregoing uses is permitted under the Ground Lease. (B) The term of the Ground Lease expires on ________________. (C) The Ground Lease is presently in full force and effect. (D) Landlord is in possession and full occupancy of all of the Premises. (E) To Ground Landlord's knowledge, Landlord has not subleased or licensed to any other person or entity any of the Premises. (F) As of the Effective Date, no "Lessor" or "Lessee" default is continuing under the terms of the Ground Lease, and no event has occurred which with notice or the passage of time or both would constitute a "Lessor" or "Lessee" default under the terms of the Lease. (G) All obligations on the part of Landlord as "Lessee" under the terms of the Ground Lease through the Effective Date have been fully performed to the satisfaction of Ground Landlord. 6. Ground Landlord represents and warrants to Tenant that it has full power and authority to enter into and grant this Non-Disturbance Agreement. This Non-Disturbance Agreement shall be binding upon and shall inure to the benefit of Tenant and Tenant's successors and assigns. [SIGNATURE PAGE FOLLOWS]

EXECUTION COPY G-2 IN WITNESS WHEREOF, the Ground Landlord has signed this Non-Disturbance Agreement this ____ day of December, 2019. GROUND LANDLORD: ATTEST/WITNESS: THE ALLEGHENY COUNTY AIRPORT AUTHORITY By: By: Name: Name: Title: Title: Date: December ___, 2019 Date: December ___, 2019 APPROVED AS TO FORM: ______________________________ Jeffrey W. Letwin, Esquire, Solicitor COMMONWEALTH OF PENNSYLVANIA ) ) SS: COUNTY OF ) The foregoing instrument was acknowledged before me this ___ day of December, 2019, by __________________, the __________________ of The Allegheny County Airport Authority, a body politic under the Municipal Authorities Act of 1945. Notary Public

EXECUTION COPY G-4 EXHIBIT A TO GROUND LANDLORD'S NON-DISTURBANCE AGREEMENT Legal Description of the Property All that certain lease area being a part of lands now or formerly of The Allegheny County Airport Authority, situate in the Township of Findlay, County of Allegheny and Commonwealth of Pennsylvania, being more particularly bounded and described as follows: Beginning at a point on the southerly line of Halverson Road, a sixty-eight (68) foot road, said point being the northerly corner of the parcel herein conveyed and intersection with lands now or formerly of The Allegheny County Airport Authority; thence from beginning through lands now or formerly The Allegheny County Airport Authority the following four (4) courses and distances: 1. S 84°13’31” E a distance of 76.33 feet to a point; 2. S 03°26’54” E a distance of 921.81 feet to a point; 3. N 86°26’37” W a distance of 558.89’ feet to a point; 4. N 03°26’54” E a distance of 723.36 feet to a point on the southerly line of Halverson Road; thence along Halverson Road S 86°33’46” E a distance of 192.68 feet to a point; thence by same with an arc having a curve to the left, having a radius of 309.00 feet, an arc length of 375.10 feet to a point the northerly corner of the parcel, at the point of beginning. Containing an area of 10 acres.

EXECUTION COPY H-1 EXHIBIT H Form of Memorandum of Lease MEMORANDUM OF LEASE THIS MEMORANDUM OF LEASE is made and entered into as of the ____ day of December 2019, between NORTHFIELD I, LLC, an Ohio limited liability company (the “Landlord”), and KRYSTAL BIOTECH, INC., a Delaware corporation (the “Tenant”). RECITALS A. Pursuant to that certain Lease Agreement dated as of December ___, 2019 between Landlord and Tenant (the “Lease”), Landlord leased and demised to Tenant, and Tenant leased from Landlord, the Premises (as hereinafter defined). B. Landlord and Tenant desire to enter into this Memorandum of Ground Lease pursuant to the provisions of the Act of June 2, 1959, P.L. 454 (21 P.S. §404 et seq.). C. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease. NOW, THEREFORE, intending to be legally bound, Landlord and Tenant hereby set forth the following information with respect to the Lease and the Premises: 1. The name of the Landlord is NORTHFIELD I, LLC, an Ohio limited liability company. 2. The name of the Tenant is KRYSTAL BIOTECH, INC., a Delaware corporation. 3. The addresses set forth in the Lease as addresses of the parties are as follows:

EXECUTION COPY Landlord's Address: c/o Al. Neyer, LLC 302 West Third Street, Suite 800 Cincinnati, OH 45202 Attn: Legal Services Email: lkoth@neyer.com with copy to: c/o Al. Neyer, LLC 302 West Third Street, Suite 800 Cincinnati, OH 45202 Attn: Asset Management Email: jcheung@neyer.com Tenant's Address: 2100 Wharton Street, Suite 701 Pittsburgh, PA 15203 Attn: Tony Riley Email: triley@krystalbio.com and 2100 Wharton Street, Suite 701 Pittsburgh, PA 15203 Attn: Josh Suskin Email: jsuskin@krystalbio.com with copy to: Jonathan P. Altman, Esq. Sherrard, German & Kelly, P.C. 535 Smithfield Street, Suite 300 Pittsburgh, PA 15222 Email: jpa@sgkpc.com 4. The Lease is dated as of December ___, 2019. 5. The description of the “Premises” leased from Landlord to Tenant under the Lease is (a) the Property described on Exhibit A attached hereto, together with (b) all improvements located on the Property (including, without limitation, a Building to be constructed containing approximately 100,000 rentable square feet of space, and all utility systems located within or otherwise serving the Building, and a parking lot containing at least 200 parking spaces), and (c) all appurtenances thereto, including but not limited to, rights of ingress, egress and regress to the Property and the Building. 6. The initial Term of the Lease shall commence upon Substantial Completion of the Landlord’s Work (the “Lease Commencement Date”) and shall expire on the last day of the one hundred eightieth (180th) complete calendar month thereafter. 7. The Tenant shall have three (3) consecutive renewal options, the first two of which shall be for a period of five (5) years each, and the third of which shall be for a period of up to a maximum of four (4) years and eleven (11) months.

EXECUTION COPY 8. As more particularly set forth in the Lease, the Tenant has an option to purchase the Building and Improvements and take a corresponding assignment of Landlord’s rights under the Landlord Ground Lease, to be exercised at any time prior to the date that is thirty (30) days after the Initial Delivery Date (as defined in the Lease). 9. As more particularly set forth in the Lease, commencing after the expiration of the twenty-fourth (24th) complete calendar month after the Lease Commencement Date, and continuing until the expiration of the Lease Term, Tenant shall have an ongoing right of first offer to purchase the Building and Improvements and take a corresponding assignment of Landlord’s rights under the Landlord Ground Lease; provided, however, that Tenant’s right of first offer shall not apply to any sale of the Premises to an Affiliate of Landlord, but Tenant’s right of first offer shall continue in full force and effect for any subsequent sale by any and all such Affiliates of Landlord. 10. It is the intention of this instrument to give notice of the existence of the Lease and certain terms and conditions thereof, and is not intended to supersede, diminish, add to or change any of the terms or conditions of the Lease. All of the terms and conditions of the Lease are incorporated herein by this reference to the same extent as if set forth herein at length, and the failure to include any such terms or conditions shall not prejudice the rights of the Landlord or Tenant with respect thereto. 11. This Memorandum may be executed in counterparts or with counterpart signature pages, all of which taken together shall constitute one integrated agreement. [SIGNATURE PAGES FOLLOW]

EXECUTION COPY IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of the day and year first above written. LANDLORD: NORTHFIELD I, LLC, an Ohio limited liability company By: Al. Neyer, LLC an Ohio limited liability company, its Manager By: Stephanie P. Gaither, Sr. Vice President & CFO STATE OF OHIO ) ) SS: COUNTY OF HAMILTON ) The foregoing instrument was acknowledged before me this ___ day of December, 2019, by Stephanie P. Gaither, Sr. Vice President & CFO, of Al. Neyer, LLC, an Ohio limited liability company, the Manager of Northfield I, LLC, an Ohio limited liability company, on behalf of such company. Notary Public [LANDLORD’S SIGNATURE PAGE TO MEMORANDUM OF LEASE]

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of the day and year first above written. TENANT: KRYSTAL BIOTECH, INC., a Delaware corporation By: Krish S. Krishnan, President and Chief Executive Officer STATE OF ) ) SS: COUNTY OF ) The foregoing instrument was acknowledged before me this ___ day of December, 2019, by Krish S. Krishnan, President and Chief Executive Officer of Krystal Biotech, Inc., a Delaware corporation, on behalf of such corporation. Notary Public [TENANT’S SIGNATURE PAGE TO MEMORANDUM OF LEASE]

EXHIBIT A TO MEMORANDUM OF LEASE Legal Description of the Property All that certain lease area being a part of lands now or formerly of The Allegheny County Airport Authority, situate in the Township of Findlay, County of Allegheny and Commonwealth of Pennsylvania, being more particularly bounded and described as follows: Beginning at a point on the southerly line of Halverson Road, a sixty-eight (68) foot road, said point being the northerly corner of the parcel herein conveyed and intersection with lands now or formerly of The Allegheny County Airport Authority; thence from beginning through lands now or formerly The Allegheny County Airport Authority the following four (4) courses and distances: 1. S 84°13’31” E a distance of 76.33 feet to a point; 2. S 03°26’54” E a distance of 921.81 feet to a point; 3. N 86°26’37” W a distance of 558.89’ feet to a point; 4. N 03°26’54” E a distance of 723.36 feet to a point on the southerly line of Halverson Road; thence along Halverson Road S 86°33’46” E a distance of 192.68 feet to a point; thence by same with an arc having a curve to the left, having a radius of 309.00 feet, an arc length of 375.10 feet to a point the northerly corner of the parcel, at the point of beginning. Containing an area of 10 acres.